Exhibit 99.1

Business

Unless the context otherwise requires, (i) references herein to “the company,” “we,” “our” and “us” mean The Hertz Corporation and its consolidated subsidiaries and its predecessors, (ii) “HERC” means Hertz Equipment Rental Corporation, our wholly owned subsidiary, and our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (iii) “Ford” means Ford Motor Company and its consolidated subsidiaries (other than us), including Ford Holdings LLC, (iv) “cars” means cars and light trucks (including sport utility vehicles and, in Europe, light commercial vehicles) and (v) “equipment” means industrial, construction and material handling equipment.

“Hertz,” “Hertz Equipment Rental,” “HERC,” “Hertz #1 Club Gold,” “Hertz #1 Club” and “Hertz NeverLost” are our trademarks or service marks. All other trademarks, service marks or brand names appearing herein are the property of their respective holders.

Our company

We and our independent licensees and associates represent what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in North America, both based upon revenues. Our Hertz brand name is recognized worldwide as a leader in quality rental services and products. We and our independent licensees and associates currently accept reservations for the rental of cars at approximately 7,400 locations in over 150 countries. We also rent equipment from over 340 branches in North America, France and Spain. We have been in the car rental business since 1918 and in the equipment rental business for over 40 years. Currently, we are an indirect wholly owned subsidiary of Ford.

For the quarter ended March 31, 2005, we generated revenues, income before income taxes and minority interest and net income of $1.6 billion, $35.5 million and $20.9 million, respectively. For the year ended December 31, 2004, we generated revenues, income before income taxes and minority interest and net income of $6.7 billion, $502.6 million and $365.5 million, respectively. Our business is highly seasonal with the second and third quarters of the year having historically been stronger than the first and fourth quarters.

Our business consists of two significant segments, car rental and equipment rental. We also operate a third-party claim management service. See note 9 to the notes to our unaudited condensed consolidated financial statements contained in the quarterly report on Form 10-Q for the quarter ended March 31, 2005 (“Unaudited Condensed Consolidated Financial Statements”) and note 11 to the notes to our audited consolidated financial statements contained in the annual report on Form 10-K for the year ended December 31, 2004 (“Audited Consolidated Financial Statements”).

Car rental

We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated on-airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2004, we derived approximately 74% of our worldwide car rental revenues from on-

airport locations. Our licensees and associates also operate rental locations in over 140 countries, including most of the countries in which we have company-operated rental locations.

Our worldwide car rental operations generated $1.4 billion and $5.5 billion in revenues and $24.6 million and $437.6 million in income before income taxes and minority interest during the quarter ended March 31, 2005 and the year ended December 31, 2004, respectively.

Equipment rental

HERC currently operates what we believe to be the third largest equipment rental business in North America and the fourth largest general equipment rental business in each of France and Spain, each based upon revenues. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenue from the sale of new equipment and consumables.

Our worldwide equipment rental operations generated $285.4 million and $1.2 billion in revenues and $15.4 million and $87.8 million in income before income taxes during the quarter ended March 31, 2005 and the year ended December 31, 2004, respectively.

Corporate history

We are a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918. We were incorporated in Delaware in 1967. Ford first acquired an ownership interest in us in 1987. Previously, we were a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired our outstanding capital stock from RCA Corporation in 1985.

We became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. We continued as a wholly owned subsidiary of Ford until April 1997. In 1997, we completed a public offering of approximately 50.6% of a class of our common stock, which represented approximately 19.1% of the economic interest in us, and listed that class of common stock for trading on the New York Stock Exchange. In March 2001, Ford FSG, Inc. (“FSG”), an indirect wholly owned subsidiary of Ford that then owned an approximate 81.5% economic interest in us, acquired all of our outstanding common stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of FSG’s acquisition, our common stock ceased to be traded on the New York Stock Exchange. However, because certain of our debt securities were sold through public offerings, we continue to file periodic reports under the Securities Exchange Act of 1934. In 2003, FSG was dissolved, and the shares of our common stock owned by FSG were distributed to Ford and Ford Holdings LLC. In February 2004, Ford Holdings LLC became the sole owner of all of our common stock.

Strengths

Premier brand

The “Hertz” brand is one of the most recognized brands in the world. In 2004, it was listed in Business Week’s “100 Most Valuable Global Brands” – the only travel company brand to appear on the list. The “Hertz” brand has appeared on this list every year since the list’s inception in 2001. Moreover, our customer surveys indicate that in the United States, “Hertz” is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in-class car rental awards that we have won, both in the United States and internationally, over many years.

We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). In 2004, participants in our Hertz #1 Club Gold program accounted for approximately 50% of our car rental transactions in the United States. Similarly, we have positioned HERC as a leader in equipment rental through the development of an extensive national account program with leading construction and industrial companies, a substantial investment in sales force automation and the operation of a diverse fleet consisting of what we believe are comparatively young units of rental equipment.

We believe that our premier brand and management of our business in support of the brand have allowed us to create and maintain a loyal customer base and often command premium pricing in car and equipment rental. These strengths in turn have helped us to earn a pre-tax profit in every year since our incorporation in 1967.

Leading market positions

In the United States, we maintain the overall leading market share of airport rentals where we have company-operated locations. We had approximately a 30% market share in 2004, by revenues, at the 180 largest U.S. airports where we operate, over nine percentage points of share higher than that of the closest competing brand. We also believe that we have the largest airport market share, by revenues on a collective basis, at the 68 major airports in Europe where we have company-operated locations and which provide data regarding car rental concessionaire activity. We are actively expanding in the U.S. off-airport car rental market, and we believe that we already hold the second largest share in this growing market. HERC is, by revenues, the third largest equipment rental company in North America. Additionally, we believe HERC is the fourth largest general equipment rental company in each of France and Spain. Our leading market positions allow us to have first choice of car rental facilities at many airports and to spread our fixed costs in both car and equipment rental across a larger base.

Global footprint and business mix

We and our independent licensees and associates accept car rental reservations for approximately 7,400 locations in more than 150 countries. We are the only car rental company that has an extensive network of company-operated car rental locations both in the United States and in all the major markets of Europe. We also have a company-operated car rental presence in Canada, Australia, New Zealand, Brazil, Puerto Rico and the U.S. Virgin Islands. Because of our extensive worldwide presence, we are capable of capitalizing on business from global tourist and travel organizations and multinational corporations. We believe that our extensive worldwide ownership of our operations (including a 95% company-owned fleet in the United States) gives us an advantage in the areas of service consistency, strategic pricing, cost control, fleet utilization and yield management.

In addition to our global footprint, our mix of business segments (car and equipment rental), car rental markets served (airport and off-airport) and customers (business and leisure in car rental, and construction, industrial and government in equipment rental) adds stability to our business.

Proprietary strategic information systems and centralized administration

We conducted almost 30 million rental transactions in 2004 across our two business segments. We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations, sales and marketing, as well as all aspects of billing, finance, accounting and other reporting systems. We have made substantial investments in our proprietary information systems to permit us to conduct our business efficiently and effectively. We believe that our significant investment in technology enhances our ability to offer innovative services.

We have concentrated our reservations, customer relations, information systems, billing, collection and accounting functions for the United States and Europe, along with certain administrative functions for our other corporate operations, at centers in Oklahoma and Ireland. This centralization, which we believe is unique in the car and equipment rental industries, permits us to provide superior end-to-end service to customers, spread administrative costs over a larger base and maintain a high level of control over our geographically dispersed operations.

Travel industry partnerships

We have established business partnerships with over 60 airlines, railroads and hotel chains worldwide, as well as with American Express and leading traditional and on-line travel agencies, such as Expedia and, in Europe, Opodo. These partnerships include such features as promotion of each other’s products, reservation transfer programs and discounts for each other’s customers. In some cases, we have exclusive relationships with our partners. For example, we are the exclusive car rental partner for the American Automobile Association (AAA), North America’s largest motoring and leisure travel organization, as well as for a number of key motor clubs in Europe and Australia. In Europe, we have also been the sole rental car marketing partner of Air France since 1989 and the sole rental car business partner of Ryanair, a leading European low cost carrier, since 1998. We believe that our global network of business partnerships is unmatched by any of our competitors. Our business partnerships generate significant car rental revenue and expand our customer base.

Depth of management team

We have an experienced management team with extensive knowledge of the car and equipment rental industries. We have employed our ten most senior members of management for an average of 26 years. Our regional and country managers also have a great deal of experience, having been employed by us for an average of 19 years and having been in their current positions for an average of seven years. Our management team has a strong track record of maintaining pre-tax profitability through economic cycles and successful and disciplined execution of our business strategy.

Strategy

Our strategy in both the global car rental and equipment rental markets is as follows.

Maintain and strengthen our premier car rental brand and differentiated product offering

The Hertz brand is recognized for its superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service quality and product innovation. In the past we have been the first in the car rental market to offer such innovations as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our national-scale premium rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). We believe that continuing to invest consistently in our core business activities, particularly in the areas of brand, facilities, technology and training, will help us maintain our premium product and pricing.

Continue the disciplined pursuit of off-airport growth opportunities

We intend to expand our presence in the off-airport portion of the car rental market in the United States and internationally. Our plan in the United States, where we believe the off-airport rental market is nearly as large as the airport rental market, is to increase our penetration of insurance replacement rentals through the establishment of a national footprint, as well as to increase our share of other off-airport business and leisure rentals. By leveraging our existing operations, we believe we will increase our penetration of this market and generate attractive margins over time. Internationally, our objective is to increase our penetration of the replacement market by focused sales efforts and a modest expansion of our off-airport network. We believe that a larger presence in off-airport rental will increase the stability, across both seasons and economic cycles, of our financial performance and diversify our revenue base.

Capitalize on emerging trends and underserved markets in the European car rental business

We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the emergence and increasing penetration of high volume, low cost air carriers and the increasing use of the Internet throughout the continent. We intend to take advantage of these market changes in part through the business partnerships we maintain with travel providers in Europe, including Air France, Ryanair, American Express Travel, Carlson Wagonlit, Expedia and Opodo. Beyond airport rentals, our other anticipated growth areas in Europe include light commercial vehicle rentals and special fleet rentals, as well as rental programs for the intra-European and long-haul leisure markets. We also intend to continue to develop business opportunities with other key intermediaries in non travel-related markets such as automobile clubs, road-side assistance providers, leasing companies and car manufacturers.

Continue to gain share in the fragmented North American equipment rental market

We believe that our diverse and comparatively young rental fleet, emphasis on customer service, large national account base and prominent brand name will position us to continue gaining market share in the fragmented North American equipment rental market. After several years of declining nonresidential construction markets, an ongoing recovery that began in 2004 is leading to improved industry pricing and volume in North America.

We are capitalizing on these improving markets by expanding our equipment rental footprint with the planned addition of 10 to 20 new locations in North America in 2005. These additional locations would bring our total North American equipment rental location count to over 270 by the end of the year. We also intend to continue to increase our presence in the specialty equipment and general rental markets by offering more pumps, power generation and small equipment and renovating locations to facilitate walk-in business. We believe that our expansion plans, coupled with our emphasis on a high quality, well-maintained fleet, will continue to drive our growth in the equipment rental business.

Business segments

Our business consists of two significant segments: car rental and equipment rental. In addition, “corporate and other” includes general corporate expenses, as well as other business activities, such as claim management services. Set forth below are charts showing revenues and operating income (loss), by segment, and revenues by geographic area, all for the year ended December 31, 2004, and revenue earning equipment at cost, net, as of December 31, 2004 (the majority of our international operations are in Europe).

(1)	Operating income (loss) represents pre-tax income (loss) before interest expense and minority interest. The above chart excludes an operating loss of $15.5 million attributable to our Corporate and Other activities.

For further information on our business segments, including financial information for the quarter ended March 31, 2005 and the year ended December 31, 2004, see note 9 to the notes to our Unaudited Condensed Consolidated Financial Statements and note 11 to the notes to our Audited Consolidated Financial Statements.

Worldwide car rental

Industry overview

The principal business of the car rental industry is to rent cars to individuals needing them for short-term business or leisure use. The industry is significantly influenced by general economic conditions as well as developments in the travel industry and particularly in airline passenger traffic. Historically, the car rental industry has also been highly seasonal, with many industry participants’ annual profitability being linked to activities in the second and third quarters when leisure and business travel peak. The industry derives the majority of its revenues from car rentals and the sale of ancillary products such as loss or damage waivers, fueling charges and rental-related insurance. The car rental industry is most developed in the United States and Europe, but it exists in some form in many other countries in the world.

Market data indicates that total annual U.S. rental revenues for the car rental industry exceeded $17 billion in 2004, with rentals by airline travelers taking place at or near airports (“airport rentals”) constituting a slightly larger portion of the market than rentals taking place at central business district and suburban locations (“off-airport rentals”). We believe that in recent years, industry revenues from off-airport rentals have grown faster than revenues from airport rentals, with U.S. airport rental revenues only recently returning to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks.

After the United States, Western Europe is the region where the car rental industry generates the most revenue. Within Europe the largest markets are Germany, France and the United Kingdom. Based on market data, we estimate that total rental revenues for the car rental industry in Europe in 2003, the most recent year for which this information is available, exceeded $10 billion in the nine countries (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg) where we have company-operated rental locations and $2 billion in eight other countries (Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland) where our brand is present through our licensees.

In addition to Europe, we have company-operated rental locations in Australia, Canada, New Zealand, Puerto Rico, Brazil and the U.S. Virgin Islands. The structure of those markets is generally similar to that of the United States or Europe.

Car rental companies often acquire cars pursuant to fleet repurchase programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase cars at a specified price during established repurchase periods, subject to certain car condition and mileage requirements. Repurchase prices under repurchase programs are based on either (i) a predetermined percentage of original car cost and the month in which the car is returned or (ii) the original capitalized cost less a set daily depreciation amount. Repurchase programs limit rental companies’ residual risk with respect to cars purchased under the programs and allow them to determine depreciation expense in advance. With the exception of Enterprise Rent-A-Car Company (“Enterprise”) we believe that most cars in the fleets of the principal car rental industry participants in the United States and Europe, have been purchased under repurchase programs. We borrow extensively to obtain the capital we need to purchase cars.

Competition among car rental industry participants is intense and frequently takes the form of price competition. For the year ended December 31, 2004, major U.S. and European car rental brands have experienced downward pressure on pricing, as measured by the time and mileage rates they charge.

Operations

We rent a wide variety of makes and models of cars, nearly all of which are the current or previous year’s models. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of luxury vehicles in our Prestige Collection luxury rental program. We rent cars on a daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs; fueling charges; and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radios.

Our “company-operated” rental locations are those through which we, or an agent of ours, rent cars that we own. We have company-operated rental locations both in the United States and internationally. The international car rental operations that generated the highest volumes of business from our company-operated locations for the year ended December 31, 2004 were, in descending order of revenues, those conducted in France, Germany, Italy, the United Kingdom, Australia, Canada and Spain.

As of May 31, 2005, we had over 1,600 staffed rental locations in the United States, of which approximately one-quarter were airport locations and three-quarters were off-airport locations, and we regularly rented cars from over 800 other locations that were not staffed. As of May 31, 2005, we had over 900 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rented cars from over 75 other locations that were not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.

In order to operate airport rental locations, we have obtained concession or similar leasing, licensing or permitting agreements or arrangements (“concessions”) granting us the right to conduct a car rental business at all major, and many other, airports with regularly scheduled passenger service in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations and Orlando International Airport in Orlando, Florida. Our concessions were obtained from the airports’ operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport’s operator concession fees based upon a specified percentage of the revenue we generate at the airport, subject to a minimum annual fee. Under some concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Some concessions are for a fixed length of time, while others create operating rights and payment obligations that, as a formal matter, are terminable at any time.

The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but except at small, regional airports, it is rarely less than four. At Orlando International Airport, where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport’s premises and pick up and drop off our customers at the airport under a permit from the airport’s operator. Certain of our concession agreements require the consent of the airport’s operator in connection with changes in ownership of us.

In the United States, we had almost 30% market share, by revenues in 2004, at the 180 largest airports where we operated, over nine percentage points of share higher than that of the closest competing brand. Out of approximately 150 major airports in the European countries in which we had company-operated rental locations in 2004, 68 provided us data regarding car rental concessionaire activity. Based upon this data, we believe that we were the largest airport car rental company, measured by aggregate airport rental revenues in 2004, at those 68 airports, taken together. For a further description of our competitors, market share and competitive position see “––Competition” below.

At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in Hertz #1 Club Gold often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. In 2004, rentals by Hertz #1 Club Gold members accounted for approximately 50% of our U.S. rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.

In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while theirs are being repaired or are temporarily unavailable for other reasons; we sometimes call these customers replacement renters. At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.

When compared to our airport rental locations, an off-airport rental location typically deals with more types of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, outside the area of replacement rentals, are supported by a common commercial sales force, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.

We believe that an expanded presence in the off-airport portion of the rental market can provide us several benefits. First, it can provide customers utilizing air transportation a more convenient network of rental locations to facilitate their travel to and from airports. Second, it can give us a more balanced revenue profile by reducing our reliance on airport rental volume and the attendant risk from external events that may disrupt air travel. Third, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and manpower planning. Finally, cross selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we have been seeking to expand our participation in the off-airport rental market, both in the United States and internationally.

Over the two year period ended December 31, 2004, we increased the number of our staffed off-airport rental locations in the United States by approximately 50% to over 1,200 locations. We currently intend to add more U.S. off-airport locations in 2005 and subsequent years until we find that we, together with our licensees, can serve market areas covered by nearly all national insurance companies and regional insurance companies of significant size, which we believe could eventually involve as many as 2,000 locations. In the United States during 2004, approximately one-third of our rental revenues at off-airport locations were related to replacement rentals. After we increase our market presence as discussed above, the proportion of replacement rental revenues would be expected to increase. As we move forward, our selection of areas in which to expand our U.S. off-airport presence will be based upon a combination of factors, including the concentration of target insurance company policy holders, car dealerships, auto body shops and other clusters of retail and commercial activity. We also intend to increase the number of our staffed off-airport rental locations internationally on the basis of similar criteria, although on a percentage basis we expect the increases to be considerably smaller.

In addition to renting cars, in Germany we also rent trucks of 8 tons and over, including truck tractors. Our truck rental fleet in Germany consists of over 2,500 vehicles, all of which have been purchased under repurchase programs similar to those used to purchase many of our cars. We believe we are a market leader in truck rental in Germany. Also, we are engaged in a car leasing business in Brazil. Our truck rental activities in Germany and our car leasing activities in Brazil are treated as part of our international car rental business in our consolidated financial statements.

Customers

In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone with a disability, the individual to whom we rent a car is required to have a valid driver’s license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only the individual renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, garage attendants and in some cases spouses or domestic partners) to operate the car.

Customers rent cars from us for many reasons. Customers who rent from us for “business” purposes include those who require cars in connection with the commercial activities of companies and individuals or the activities of governments and other organizations. We also include replacement renters in the category of business renters. Most business renters rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated. Those terms may differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including more than half of the Fortune 500 companies.

Our insurance replacement rental business principally involves our rental of cars to individuals who are referred, and whose rental charges are wholly or partially paid or reimbursed, by insurance companies. In order to obtain these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. In the United States, we have identified approximately 170 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. While we believe that many of these companies are receptive to our replacement rental offerings, our share of this market, as a percentage of estimated rental revenue volume in 2004, has only been approximately 6%. We believe that gaps in the geographic coverage of our U.S. off-airport locations, as well as exclusive dealing arrangements that certain insurers have entered into with Enterprise, have limited our growth, particularly with national-scale companies. With the expected closing of many geographic coverage gaps in 2005, we believe our share of the U.S. insurance replacement market, both with national insurance companies and generally, will grow. We already are an approved supplier of replacement rental services for seven of the ten largest national insurance companies in the United States, based on their estimated car rental needs.

Customers who rent from us for “leisure” purposes include not only individual travelers booking vacation travel rentals with us but also people whose rentals have been arranged through tour operators. Leisure rentals, taken as a whole, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.

We conduct active sales and marketing programs to attract and retain customers. Our commercial sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes, as well as on membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities. For a discussion of our business partnerships, see “––Strengths––Travel industry partnerships.”

With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. All amounts charged to Hertz charge accounts established in the United States, and approximately 96% of amounts charged to Hertz charge accounts established by our international subsidiaries, are billed directly to a company or other organization or are guaranteed by a company. The remainder of the amounts charged to Hertz charge accounts established by our international subsidiaries are billed to individual account holders whose obligations are not guaranteed by the holder’s employer or any other organization associated with the account holder. We also issue rental vouchers and certificates that may be used to pay rental charges for mostly prepaid and tour-related rentals. In addition, when the law requires us to do so, we will rent on a cash basis.

In the United States for the year ended December 31, 2004, 87% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 7% came from customers using Hertz charge accounts, 2% from cash transactions and 4% from customers using rental vouchers or another method of payment. In our international operations for the year ended December 31, 2004, 49% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 47% came from customers using Hertz charge accounts and 4% came from customers who paid using cash, rental vouchers or another method of payment. For the year ended December 31, 2004, we had a bad debt expense of 0.1% of car rental revenues for our U.S. operations and 0.2% of car rental revenues for our international operations.

Mix of Business

We believe it is useful for an understanding of our business to know the proportion of our car rental revenues or transactions that came from a particular type of customer (business or leisure) or arose at a particular type of rental location (airport or off-airport). The table below sets forth, for the year ended December 31, 2004, the percentages of rental revenues and rental transactions derived in our U.S. and international operations from business and leisure rentals and from airport and off-airport rentals.

	U.S.		International
Type of Rental	Revenues	Transactions	Revenues	Transactions
By Customer:
Business	47%	50%	48%	52%
Leisure	53	50	52	48

	100%	100%	100%	100%

By Location:
Airport	81%	82%	55%	57%
Off-airport	19	18	45	43

	100%	100%	100%	100%

Reservations

Customers may make reservations for the rental of cars from us and our licensees and associates worldwide through travel agents and third-party travel websites, many of which in turn utilize computerized reservations systems, also known as global distribution systems (“GDSs”), operated by third parties to make the reservations with us. There are currently four principal GDSs, and we have contracts with all of them providing that we will process reservation requests made through the GDSs. Historically, GDSs were owned and operated by airlines and were subject to extensive regulation along with their airline owners. In recent years, however, airlines have greatly reduced their ownership interests in GDSs and the level of regulation to which GDSs are subject has substantially decreased. One of the four principal GDSs is now owned by Cendant Corporation (“Cendant”), which also owns car rental companies that compete with us.

In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations centers, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites. Our websites, which also allow customers to enroll in loyalty programs, obtain copies of bills for past transactions and obtain information about our rental offerings, have grown significantly in importance as a reservations channel in recent years. Third-party travel websites have also grown in importance to us as a reservations channel.

For the year ended December 31, 2004, approximately 37% of the worldwide reservations we accepted came through travel agents using GDSs, while 37% came through phone calls to our reservations centers, 18% through our websites, 6% through third-party websites and 2% through local booking sources.

Fleet

We believe we are one of the largest private sector purchasers of new cars in the world. During 2004, we operated a peak rental fleet in the United States of approximately 300,000 cars and a combined peak rental fleet in our international operations of approximately 160,000 cars, in each case exclusive of our licensees’ fleets. During the year 2004, our approximate average holding period for a rental car was 11 months in the United States and eight months in our international operations.

We acquire, subject to availability, a majority of our cars pursuant to various fleet repurchase programs established by automobile manufacturers. Under these programs, automobile manufacturers agree to repurchase cars at a specified price during established repurchase periods, subject to certain car condition and mileage requirements. Repurchase prices under the repurchase programs are based on either (i) a predetermined percentage of original car cost and the month in which the car is returned or (ii) the original capitalized cost less a set daily depreciation amount. These repurchase programs limit our residual risk with respect to cars purchased under the programs. For these reasons, cars purchased by car rental companies under repurchase programs are sometimes referred to by industry participants as “non-risk,” “buy-back” or “program” cars. Conversely, those cars not purchased under repurchase programs for which the car rental company is exposed to residual risk are sometimes referred to as “risk” cars. During 2004, program cars as a percentage of all cars purchased by our U.S. operations and international operations were approximately 85% and 74%, respectively.

Over the five years ended December 31, 2004, approximately 55% of the cars acquired by us for our U.S. car rental fleet, and approximately 29% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During 2004, approximately 41% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 32% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer in that year. The percentage of the fleet which we purchase from Ford may decline as a result of an amendment to our vehicle supply agreement with Ford which became effective September 1, 2004. See note 15 to the notes to our Audited Consolidated Financial Statements.

Purchases of cars are financed through funds provided from operations and by active and ongoing global borrowing programs. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, providing maintenance facilities for our rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

We dispose of risk cars, as well as program cars that have for any reason become ineligible for manufacturer repurchase, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and, to a lesser extent and primarily in the United States, sales at retail through a network of 36 company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet. During the year ended December 31, 2004, we sold approximately 71% of our cars that were not repurchased by manufacturers at auction, while 23% were sold at retail and 6% through other channels.

Licensees

We believe that our extensive worldwide ownership of rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain predominantly smaller U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. As of December 31, 2004, we owned 95% of all the cars in the combined company-owned and licensee-owned fleets in the United States.

We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly owned subsidiaries, Hertz System, Inc. (“System”) and Hertz International, Ltd.

under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many foreign countries.

Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. System licensees share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club program, our one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.

System licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days’ notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. New licenses continue to be issued and, from time to time, licensee businesses are purchased by us.

Competition

In the United States, our principal car rental industry competitors are Cendant, which operates the “Avis” and “Budget” brands, Vanguard Car Rental USA Group (“Vanguard”), which operates the “National Car Rental” and “Alamo” brands, Dollar Thrifty Automotive Group, Inc. (“DTG”), which operates the “Dollar” and “Thrifty” brands, and Enterprise, which operates the “Enterprise” brand.

The following table lists our market share, and the market shares of our principal competitors and their licensees, at the 180 largest U.S. airports at which we have company-operated locations, determined on the basis of revenue reported to the airports’ operators on which concession or off-airport permit fees are determined for the indicated years.

Brand Name	2004	2003	2002	2001	2000

Hertz	29.6%	29.0%	29.2%	29.5%	28.7%

Avis	20.2	21.2	22.3	21.6	22.3
Budget	10.2	10.4	10.8	11.8	11.8

Cendant Brands(1)	30.4	31.6	33.1	33.4	34.1

National/Alamo
(Vanguard Brands)(2)	19.8	20.8	21.8	25.4	26.0

Dollar	7.7	7.4	7.2	7.1	6.9
Thrifty	4.5	4.4	3.2	1.8	1.9

DTG Brands	12.2	11.8	10.4	8.9	8.8

Enterprise	6.0	5.0	3.9	2.0	1.4

Other	2.0	1.8	1.6	0.8	1.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Cendant acquired all of the outstanding shares of Avis Group Holdings, Inc. on March 1, 2001 and acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. on November 22, 2002.

(2)	National and Alamo have been owned by Vanguard since October 2003.

The off-airport rental market has historically been dominated by Enterprise. We now have a significant presence in the off-airport market, and Cendant’s brands also are present. Many smaller companies also operate in the airport and off-airport rental markets.

In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of Cendant but is operating under a license from Cendant), which operates the “Avis” and “Budget” brands, and Europcar, a subsidiary of Volkswagen AG, which operates the “Europcar” brand. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the “Sixt” brand) in Germany, Vanguard (operating both the “National Car Rental” and “Alamo” brands) in the United Kingdom and Germany, and through franchises in Spain, Italy and France, and Enterprise (operating the “Enterprise” brand) in the United Kingdom, Ireland and Germany. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.

Competition among car rental industry participants is intense and frequently takes the form of price competition. For the year ended December 31, 2004, most U.S. and European car rental companies have experienced downward pressure on pricing, as measured by the time and mileage rates they charged.

Our competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that we are not willing to match or remain within a reasonable competitive margin of our competitors’ pricing, it could also have an adverse impact on our results of operations as we may lose market share. As a result of increased use of the Internet as a travel distribution channel, pricing transparency is continually increasing. See “Risks related to our business—We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.” We believe, however, that the prominence and service reputation of the “Hertz” brand and our extensive worldwide ownership of car rental operations provide us with a competitive advantage.

Equipment rental

Industry overview

We, through HERC, operate an equipment rental business in the United States, Canada, France and Spain. It is difficult for us to estimate the size of the equipment rental market in any of those countries. Market data indicate that equipment rental in North America generates revenues of approximately $25.0 billion annually, but the part of the rental industry dealing with equipment of the type HERC rents is considerably smaller than that. Other market data indicate that the equipment rental industries in France and Spain generate roughly $4.0 billion and $2.0 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. HERC operations in North America represented 88% of our worldwide equipment rental revenues in 2004. We believe HERC is the third largest equipment rental company in North America. Additionally, we believe HERC is the fourth largest general equipment rental company in both France and Spain, in each case based on revenues. HERC has operated in the United States for over 40 years.

Operations

HERC’s principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, small tools, compaction equipment and construction-related trucks.

HERC’s comprehensive line of equipment enables it to supply equipment to a wide range of customers from local contractors to large industrial plants. Also, larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs. These arrangements may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.

As of March 31, 2005, HERC operated 345 equipment rental branches, of which 232 were in 40 states within the United States, 31 were in Canada, 70 were in France and 12 were in Spain. HERC’s rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location is approximately three acres in size, though smaller in Europe, and includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.

HERC slightly contracted its North American network of equipment rental locations during the 2001 to 2003 downturn in construction activities. In 2005, we expect HERC will add 10 to 20 new locations in major markets across the United States. In this expansion, we expect HERC will incur non-fleet start-up costs of approximately $900,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $4.9 million per location.

Starting in 2004, HERC began to broaden its equipment line in the United States to include equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators down to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of March 31, 2005, these activities (“general rental activities”) were conducted at over 20% of HERC’s U.S. rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.

HERC’s operations generated revenues of $285.4 million and $1,162.0 million, respectively, for the quarter ended March 31, 2005, and for the year ended December 31, 2004.

Customers

HERC’s customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC’s revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the year ended December 31, 2004, no customer of HERC accounted for more than 1.5% of its revenues. Of HERC’s 2004 revenues, roughly half were derived from customers operating in the construction industry, while the remaining revenues were derived from rentals to industrial, governmental and other types of customers.

Unlike in our car rental business, where we enter into rental agreements with the people who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity – typically a company, governmental body or other organization – seeking to rent a piece of HERC’s equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers’ job sites and retrieves the equipment from the job sites when the rentals conclude. Finally, unlike in our car rental business, HERC extends many of its customer’s credit terms to pay for rentals. Thus, for the year ended December 31, 2004, 91% of HERC’s revenues came from customers who were invoiced by HERC for rental charges, while 4% came from customers paying with third-party charge, credit or debit cards and 5% came from customers who paid with cash or used another method of payment. For the year ended December 31, 2004, HERC had bad debt expense of 0.6% of its revenues.

Fleet

HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition costs of units of rental equipment in HERC’s fleet vary from over $200,000 to under $100. As of December 31, 2004, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC’s fleet in North America was $33,000. As of March 31, 2005, the average age of HERC’s rental fleet in North America was 34 months. We believe that this fleet is significantly younger than that of any of HERC’s principal competitors in North America. A younger fleet gives HERC a competitive advantage in North America by providing the latest technology, safety features and operator use enhancements. Having a younger fleet also reduces maintenance expenses, which generally escalate as equipment ages. As of March 31, 2005, the average age of HERC’s rental fleet in Europe was 38 months, which we believe is roughly comparable to the average ages of the fleets of HERC’s principal European competitors.

HERC disposes of its used equipment through a variety of channels, including negotiated sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and masks at many of its rental locations.

Competition

HERC’s competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. In North America, the other principal national-scale industry participants are United Rentals, Inc. and RSC Equipment Rental, a division of the Atlas Copco Group. A number of individual Caterpillar dealers also participate in the North American equipment rental market. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho, while in Spain, the other principal national-scale industry participants are GAM, Euroloc and Vilatel.

Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC’s competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that HERC is not willing to match competitor pricing, it could also have an adverse impact on our results of operations due to lower rental volume. The industry experienced a number of years of downward pricing, measured by the per-period rates charged by rental companies, starting in 2001. For the year ended December 31, 2004, we believe industry pricing, measured in the same way, has improved in North America but has continued to decline in France and Spain, albeit at a reduced rate. In addition, we expect most industry participants to experience modest increases in equipment costs in the next twelve months. We believe that HERC’s competitive success has been primarily the product of its 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet and its established national accounts program.

Other operations

Our wholly owned subsidiary, Hertz Claim Management Corporation (“HCM”), provides claim administration services to us and, to a lesser extent, to outside customers. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third party, first party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at nine regional offices in the United States. Separate subsidiaries of ours conduct similar operations in seven countries in Europe.

Seasonality

Car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. See “Risks related to our business—Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.” The following tables set forth this seasonal effect by providing quarterly revenues and income (loss) before income taxes and minority interest for each of the quarters in the year ended December 31, 2004 and the quarter ended March 31, 2005.

Employees

As of December 31, 2004, we employed approximately 31,400 persons, consisting of 22,100 persons in our U.S. operations and 9,300 persons in our international operations. Labor contracts covering the terms of employment of approximately 7,750 employees in the United States are presently in effect under 148 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists (AFL-CIO). Labor contracts covering approximately 1,650 of these employees will expire during the remainder of 2005. We may be unable to negotiate new labor contracts on terms advantageous to us or without labor interruptions. Employee benefits in effect include group life insurance, hospitalization and surgical insurance, pension plans and a defined contribution plan. Overseas employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. We have had no material work stoppage as a result of labor problems during the last 10 years. We believe our labor relations to be good.

In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of the rental fleet between locations.

Risk management

Three types of generally insurable risks arise in our operations:

•	legal liability arising from the operation of our vehicles (vehicle liability);

•	legal liability to members of the public from causes other than the operation of our vehicles (general liability); and

•	risk of property damage.

In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contracts.

In many cases we self-insure our risks or reinsure risks through a wholly owned insurance subsidiary. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles, through unaffiliated carriers with respect to our domestic operations and our car rental operations in Europe. For our international operations outside Europe and for HERC’s operations in Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance with unaffiliated insurance carriers domestically and in Europe, subject to deductibles.

Third-party liability

In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our vehicles (sometimes called “vehicle liability”) in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.

For our car rental operations in Europe, we have established two wholly owned insurance subsidiaries, Probus Insurance Company Europe Limited (“Probus”), a direct writer of insurance domiciled in Ireland, and Hertz International RE Limited (“HIRE”), a reinsurer organized in Ireland. In most European countries with company-operated locations, we purchase from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE. In the remaining countries in Europe with company-operated locations, we obtain the coverage from unaffiliated insurance carriers, which reinsure their risks with HIRE. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside Europe and for HERC’s operations in Europe, we maintain some form of vehicle liability insurance coverage. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our vehicles (sometimes known as “general liability”). As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

To mitigate our exposure to large vehicle and general liability losses domestically and in our car rental operations in Europe, we maintain excess insurance coverage with unaffiliated insurance carriers against such losses to the extent they exceed $10 million per occurrence (for occurrences domestically before December 15, 2002, and in Europe before December 15, 2003, to the extent such losses exceeded $5 million per occurrence). The coverage provided under such excess insurance policies is limited to $185 million for the current policy year ending December 14, 2005 (for occurrences between December 15, 2003 and December 14, 2004, $150 million; for occurrences between December 15, 2002 and December

14, 2003, $675 million; and for occurrences between December 15, 2001 and December 14, 2002, $725 million). For our international operations outside Europe and for HERC’s operations in Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.

Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC’s domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.

In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement (“LIS”), that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours. As a consequence of those reinsurance arrangements, rental customers’ purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.

In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer an optional product or products providing insurance coverage (“PAI/PEC coverage”), to the renter and the renter’s immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers’ purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.

Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated; however, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have suspended the sales of certain insurance products there; we are currently exploring ways to resume offering those products.

Provisions on our books for self-insured vehicle and other liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of March

31, 2005 and December 31, 2004, this liability was estimated at $376.4 million and $391.7 million, respectively, for our combined domestic and international operations.

Damage to our property

We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

To mitigate our risk of large, single-site property damage losses domestically and in Europe, we maintain property insurance with unaffiliated insurance carriers, generally with a per-occurrence deductible of $3.0 million domestically and $2.5 million in Europe. For our international operations outside Europe, we also maintain property insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

Our rental contracts typically provide that the renter is, subject to certain exceptions, responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as loss damage waiver, collision damage waiver, theft protection or accident excess reduction, under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the domestic jurisdictions where we operate.

Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.

Other risks

To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker’s compensation and employer’s liability (for which we, through contracts with insurers domestically, bear the risk of the first $5 million of loss from any occurrence), commercial crime and fidelity, performance bonds and directors’ and officers’ liability insurance, from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms. In certain cases, such insurance is obtained under policies procured by Ford.

Governmental regulation and environmental matters

Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental

The environmental legal and regulatory requirements applicable to our operations pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and used oil; and (iii) the generation, storage, transportation and disposal of waste materials, including used oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.

The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.

We operate approximately 400 underground tanks and 1,700 aboveground tanks in the United States and Canada to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either upgraded or replaced to meet applicable leak detection and spill, overfill and corrosion protection requirements.

We are also incurring and providing for expenses for the cleanup of contamination from the discharge of petroleum substances at our owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. With respect to cleanup expenditures for the discharge of petroleum substances at our owned or leased properties, we have received reimbursement, in whole or in part, from certain states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state superfund statutes.

Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to cleanup of contamination, additional locations at which wastes generated by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, there can be no assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.

Dealings with renters

In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs “leases” of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See “—Risk management” for further discussion regarding the loss or damage waivers and optional insurance coverage that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.

Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

Changes in regulation

Changes in government regulation of our business have the potential to alter our business practices, or our profitability, materially. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under “Risks related to our business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security and insurance rates, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.”

In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally. Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

Properties

We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in North America (the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada), Europe (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg), the Pacific (Australia and New Zealand) and Brazil, as well as retail used car sales locations in the United States and France. We operate equipment rental locations in North America (the United States and Canada) and Europe (France and Spain). We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental businesses, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.

Of such locations, fewer than 10% are owned by us. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See note 10 to the notes to our Audited Consolidated Financial Statements.

We own four major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information systems are serviced and major domestic and international accounting functions are performed. We also have an owned reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions, and we lease a reservation center in Saraland (Mobile County), Alabama to supplement the capacity of our Oklahoma City car rental reservation center. We maintain our executive offices in an owned facility in Park Ridge, New Jersey, and lease a European headquarters office near London, England.

Legal proceedings

On August 1, 2002, Jennifer Myers, an individual and on behalf of all others similarly situated, v. The Hertz Corporation was filed in the United States District Court for the Eastern District of New York. The complaint alleges a nationwide “opt-in collective action” on behalf of all Senior Station Managers, Station Managers and “B” Station Managers employed by us throughout the United States, contesting their exempt classification and seeking payment of overtime compensation under the federal Fair Labor Standards Act and seeks attorneys’ fees and costs. The complaint also contains a subclass for all such managers employed in New York for alleged violations of state labor laws. Plaintiffs have not yet been permitted to obtain a nationwide “opt-in,” as discovery has been thus far limited to the location where the plaintiffs are employed in an effort by the court to determine the viability of a nationwide action. Our motion for summary judgment was denied in March 2005, and further motion practice with respect to class certification has now commenced.

On August 28, 2003, Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation was commenced in the Superior Court of New Jersey, Essex County. Henderson purports to be a class action on behalf of all persons who purchased optional insurance products in the State of New Jersey or in other states from or through us at times that we did not have required licenses to sell such insurance. The plaintiff seeks unspecified compensatory damages, punitive damages, attorneys’ fees, interest and costs and an order declaring such sales of insurance to be illegal, thereby voiding or making voidable the relevant contracts. In January 2004, our motion to dismiss was granted and an order of dismissal was thereafter entered. The plaintiff has appealed the dismissal, and that appeal has now been briefed, argued and submitted to the Superior Court of New Jersey, Appellate Division for a decision.

On December 22, 2003, Stephen Moore, on behalf of himself and all others similarly situated, v. The Hertz Corporation was commenced in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida, in and for Hillsborough County. Moore purports to be a class action on behalf of persons who rented vehicles from us in Florida and were allegedly overcharged for the recovery of a tire and battery solid waste management fee and the recovery of registration fees for the issuance of Florida license plates. Similar lawsuits were separately commenced by the same plaintiff against Avis Rent A Car System Inc. and Budget Rent A Car System, Inc. In February 2004, the plaintiff filed an amended class action complaint which alleges that, in addition to the initial causes of action, we deceptively collected an improper “federal excise tax” on frequent flyer mileage awards to class members. The plaintiff seeks unspecified damages for the alleged improper and wrongful acts, attorneys’ fees, costs and injunctive relief. We answered the amended complaint and discovery commenced. In January 2005, we filed a motion for summary judgment and the plaintiff filed a revised motion for class certification. Rulings on these motions are expected in the second quarter of 2005.

On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge (“FSC”) by us or all Texas residents who were charged a FSC by us. The complaint alleges that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys’ fees and costs. In response to various motions by us, the plaintiff has filed two amended complaints which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. More extensive discovery will now commence.

On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleges that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys’ fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition.

In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for bodily injury, including death, and property damage (“PL/PD”) arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them.

Among the PL/PD pending actions against us are a total of 127 actions filed in Mississippi on behalf of 4,106 plaintiffs seeking damages for silicosis, which the plaintiffs allegedly sustained from the use of equipment (primarily air compressors) rented from HERC. The complaints name HERC as one of approximately 88 co-defendants (including the manufacturers of the equipment allegedly rented from HERC). PL/PD claims and actions are provided for within our PL/PD program.

We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

Risks related to our business

An economic downturn could result in a decline in business and leisure travel and non-residential capital investment, which could harm our business.

Our results of operations are affected by many economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets may have a material adverse effect on us. In the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. In the equipment rental business, a decline in economic activity typically results in a decline in activity in construction and other businesses in which our equipment rental customers operate and, therefore, results in a decline in the volume of equipment rental transactions. In the case of a decline in car or equipment rental activity, we may reduce rental rates to meet competitive pressures, which could have a material adverse effect on our results of operations. A decline in economic activity also may have a material adverse effect on residual values realized on the disposition of our revenue earning cars or equipment.

We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.

The markets in which we operate are highly competitive. See “Business—Worldwide car rental—Competition” and “Business—Equipment rental—Competition.” We believe that price is one of the primary competitive factors in the car and equipment rental markets. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive margin of our competitors’ pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among rental car companies by enabling cost conscious customers, including business travelers, to more easily obtain the lowest rates available from rental car companies for any given trip. This transparency may increase the prevalence and intensity of price competition in the future. For the year ended December 31, 2004 major U.S. car rental brands experienced downward pressure on pricing, as measured through time and mileage rates they charged.

Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business.

We estimate that approximately 74% of our worldwide car rental revenues in 2004 were generated at our airport rental locations. Significant airfare increases (e.g., due to an increase in fuel costs) could result in reduced air travel and have a material adverse effect on our results of operations. In addition, any event that disrupts or reduces business or leisure air travel could have a material adverse effect on our results of operations. In particular, certain U.S. airlines have recently experienced economic distress, including the recent bankruptcy proceedings of US Airways Group, Inc. and United Air Lines, Inc. Any further deterioration in the economic condition of U.S. and international airlines could exacerbate reductions in air travel. Other events that impact air travel could include work stoppages, military conflicts, terrorist incidents, epidemic diseases or the response of governments to any of these events. For example, shortly before the September 11, 2001 terrorist attacks, we estimated that we would earn pre-tax income of approximately $250 million in 2001; by contrast, our actual pre-tax income for 2001 was only $3 million, and we continued to feel the adverse effects of the attacks well into the following year. On a smaller scale, the 2003 outbreak of Severe Acute Respiratory Syndrome (“SARS”) in the Toronto, Canada area and parts of Asia, significantly reduced our 2003 results of operations in Canada.

Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.

In our businesses, the second and third quarters of the year have historically been our strongest quarters due to the increased level of leisure travel and construction activity. In 2004, the second and third quarters accounted for approximately 25% and 28% of overall revenue and 29% and 50% of income before income taxes and minority interest, respectively. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our results of operations. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

We may not be successful in our business strategy to expand into the off-airport rental market, including marketing to replacement renters and insurance companies that reimburse or pay for such rentals.

We have been increasing our presence in the off-airport car rental market in the United States. We currently intend to add more off-airport locations in 2005 and subsequent years. In order to increase revenues at our new off-airport locations, we will need to successfully market to insurance companies and other companies that provide rental referrals to those needing cars while their vehicles are being repaired or are temporarily unavailable for other reasons, as well as to the renters themselves. To do so successfully, we believe that we will need to serve the market areas covered by nearly all national and regional insurance companies of significant size, which we believe could involve as many as 2,000 locations. We incur minimal non-fleet costs in opening our new off-airport locations, but a new off-airport location, once opened, takes time to generate its full potential revenues. As a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation. The results of the strategy and the success of our implementation of this strategy will not be known for a number of years. If we are unable to implement our strategy to expand our off-airport network successfully, properly react to changes in market conditions or successfully market to replacement renters and the insurance companies covering the cost of such rentals, our financial condition, results of operations and cash flows could be materially adversely affected.

Our access to the debt markets has been impaired and may be further impaired by downgrades in our debt ratings. Without adequate access to the debt markets, we may not have sufficient liquidity to operate our business.

We satisfy our funding requirements principally through the issuance of medium and long-term debt, the sale of commercial paper and other short-term borrowings primarily from banks. As of March 31, 2005, our commercial paper borrowings and other short-term indebtedness were $2.6 billion. At various times during April and May 2005, each of the main rating agencies placed our debt ratings under review or reduced its outlook or debt ratings with respect to us. See “Management’s discussion and analysis of financial condition and results of operations––Liquidity and capital resources––Debt ratings.” In some cases, the actions with respect to us were taken in conjunction with actions with respect to the debt ratings of Ford. On April 20, 2005, Ford announced that it was evaluating its long-term strategic options for its investment in us. Since that date, our ability to sell unsecured commercial paper has been adversely affected. Our ability to sell commercial paper may have been impacted by the Ford announcement, the recent developments regarding Ford’s debt ratings or recent developments regarding our debt ratings, some of which may have been triggered by the Ford announcement. Any further downgrade of our debt ratings may increase our borrowing costs and further impact our ability to sell commercial paper and otherwise access capital markets.

On May 26, 2005, we entered into a short-term senior credit facility with JPMorgan Chase Bank, N.A., as the U.S. administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as the Canadian administrative agent, and J.P. Morgan Securities, Inc., Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P. (such entities, the “Lead Arrangers” and such facility, the “Interim Credit Facility”) with an aggregate availability of up to $3.0 billion. As of June 6, 2005, we had outstanding borrowings of approximately $1.0 billion and C$175.0 million under the Interim Credit Facility. The Interim Credit Facility will mature on November 23, 2005. We are required to prepay loans and permanently reduce commitments under the Interim Credit Facility under certain circumstances, including at the time Ford controls less than 25% of us or any other person or group has equal or greater control of us than Ford. We are also required to prepay loans and permanently reduce commitments under the Interim Credit Facility in the event that on July 20, 2005, the credit exposure of any of the three Lead Arrangers has not been reduced through syndication to $600.0 million or less (which could effectively reduce the total committed availability of the Interim Credit Facility to $1.8 billion as of such date).

To the extent that we are unable to access the commercial paper market or otherwise finance our borrowing needs in the public or private markets upon acceptable terms, including to pay back all or a portion of the Interim Credit Facility or any other indebtedness, we would seek to satisfy our liquidity requirements through borrowings under our credit facilities, arranging new facilities or through the issuance of additional asset backed securities. We cannot assure you that our existing credit facilities will provide sufficient liquidity to us under all conditions. Even if the existing facilities provide us with sufficient liquidity, our costs of capital would likely increase as a result of their utilization. To the extent we do not pass on our increased borrowing costs to our customers, our profitability, and potentially our ability to raise capital, could be materially adversely affected. In such circumstances, we might seek to issue equity securities, although our ability to do so could be constrained by market conditions and/or other reasons, including any lock-up agreements related to any offering of our common stock or Ford’s possible desire not to be diluted as long as it controls us.

Any deterioration in Ford’s financial condition could adversely affect our access to the credit markets.

In May 2005, Ford’s debt rating was downgraded by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc., (“S&P”) to below investment grade. In April and May 2005, other debt rating agencies also downgraded their ratings of Ford. We cannot assure you that any future downgrading of Ford’s debt ratings would not have an adverse impact on our debt ratings. Therefore, for so long as Ford maintains a significant interest in us, a deterioration in the financial condition of Ford could have the effect of increasing our borrowing costs and/or impairing our access to the capital markets. To the extent we do not pass on our increased borrowing costs to our customers, our profitability, and potentially our ability to raise capital, could be materially adversely affected. Also, so long as Ford maintains a significant interest in us, Ford will have the ability to enter into agreements or adopt policies that limit our ability to incur debt, issue equity securities and meet our liquidity needs.

We are subject to risks from increases in interest rates, which will increase our borrowing costs and may also lead to a decline in equipment rental demand.

An increase in interest rates and related interest expense may have a material adverse impact on our profitability. In addition, an increase in interest rates may result in a decline in activity in construction and other businesses in which our equipment rental customers operate and, accordingly a decline in the volume of equipment rental transactions. Our total outstanding debt of $8.5 billion as of March 31, 2005 included interest rate sensitive debt of $4.2 billion (either by its original terms or through the use of interest rate derivatives), which had a weighted average interest rate of 3.6% per annum, and non-interest rate sensitive debt of $4.3 billion, which had a weighted average fixed interest rate of 6.9% per annum.

During our seasonal borrowing peak in 2004, outstanding interest rate sensitive debt totaled $4.9 billion, with a weighted average interest rate of 2.4% per annum. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.

We believe we are one of the largest private sector purchasers of new cars in the world for our rental fleet, and during 2004, our approximate average holding period for a rental car was 11 months in the United States and eight months in our international car rental operations. In recent years, the average cost of new cars has increased. We expect increases in car costs and modest increases in equipment costs in the near term. We expect a significant increase in car costs for the 2006 model year, which will adversely affect our results of operations beginning in the fourth quarter of 2005.

Historically, we have purchased more of the cars we rent from Ford than from any other automobile manufacturer. Under a vehicle supply agreement, Ford is currently obligated to strive to offer car fleet programs to us on terms and conditions that are competitive with terms and conditions for the supply of cars then being offered by other automobile manufacturers to us and other daily car rental companies. This vehicle supply agreement expires in 2007. We cannot assure you that we will be able to extend this vehicle supply agreement beyond its current term. In the future, we expect to buy a smaller proportion of our car rental fleet from Ford than we have in the past. If Ford does not offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors.

To date we have not entered into any long-term car supply arrangements with other manufacturers. In addition, certain automobile manufacturers, including Ford, have adopted strategies to de-emphasize sales to the rental car industry which they view as less profitable due to historic sales incentive and other discount programs that tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot assure you that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.

We face risks related to decreased acquisition or disposition of cars through repurchase programs.

During 2004, 81% of the cars purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual guaranteed repurchase programs. Under these programs, automobile manufacturers agree to repurchase cars at a specified price during a specified time period, typically subject to certain car condition and mileage requirements. These repurchase programs limit the risk to us that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. We refer to this risk as residual risk.

Repurchase programs enable us to determine our depreciation expense in advance. Depreciation is a significant cost factor in our operations. We expect the percentage of our car rental fleet subject to repurchase programs to decrease due primarily to anticipated changes in the terms to be offered by automobile manufacturers under repurchase programs and because we expect car manufacturers to offer fewer program cars to us as part of their announced efforts to de-emphasize sales to rental car companies. Accordingly, we expect to bear increased risk relating to the residual market value of our car rental fleet and car depreciation.

In addition, repurchase programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in demand. This flexibility will be reduced to the extent the percentage of non-risk cars in our car rental fleet decreases. See “Management’s discussion and analysis of financial condition and results of operations—Overview” and “Business—Worldwide car rental—Fleet.”

Automobile manufacturers could modify or eliminate their repurchase programs or change their return policies (which include condition and mileage requirements for returned cars) from one program year to another to make it disadvantageous to acquire certain cars. Any such modification or elimination would expose us to the risks described in the preceding paragraphs.

We could be harmed by a decline in the results of operations or financial conditions of the manufacturers of our cars, particularly if they are unable to repurchase program cars from us.

A severe or persistent decline in the results of operations or financial condition of a manufacturer of cars that we own could reduce the cars’ residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of its models or nameplates or ceased manufacturing them altogether. Such a reduction could cause us to sustain a loss on the ultimate sale of those cars or require us to depreciate those cars on a more rapid basis while we own them. In addition, if a decline in results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase program cars we own, we would have to find an alternate method of disposition of those cars, which could significantly increase our expenses and decrease our proceeds on sales. Any such default might also leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the car manufacturer but not paid for. A decline in the economic and business prospects of manufacturers, including any economic distress impacting the suppliers of automobile components to manufacturers, could also cause them to raise the prices we pay for cars or reduce their supply to us.

Manufacturer safety recalls could create risks to our business.

Our cars may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve cars from renters or to decline to re-rent returned cars until we can arrange for the steps described in the recalls to be taken. If a large number of cars are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled cars for a significant period of time. We could also face liability claims if recalls affect cars that we have already sold. Depending on the severity of the recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the cars involved and harm our general reputation.

We face risks arising from our heavy reliance on communications networks and centralized information systems.

We rely heavily on information systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. We have centralized our information systems in two facilities in Oklahoma City, Oklahoma, and we rely on communications services providers to link our systems with the business locations these systems serve. A failure of a major system, or a major disruption of communications between the system and the locations it serves, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems designs, business continuity plans and insurance programs are designed to mitigate such a risk, not to eliminate it. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

The concentration of our reservations, accounting and information technology functions at a limited number of facilities in Oklahoma, Alabama and Ireland creates risks for us.

We have concentrated our reservations functions for the United States in two facilities, one in Oklahoma City, Oklahoma, and one in Saraland (Mobile County), Alabama, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Similarly, we have concentrated reservations and accounting functions for our European operations in a single facility near Dublin, Ireland. In addition, our major information systems are centralized in two of our facilities in Oklahoma City. A disruption of normal business at any of our principal facilities in Oklahoma City, Saraland or Dublin, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities. Our systems designs, business continuity plans and insurance programs are designed to mitigate those risks, not to eliminate them, and this is particularly true with respect to events of broad geographic impact.

Ford controls us and may have conflicts of interest with us or you in the future.

For as long as Ford continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Ford will be able to direct the election of all of the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Ford will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of us and could take other actions that might be favorable to Ford.

Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group. Each member of the Ford controlled group, which currently includes Ford, us and Ford’s other subsidiaries, is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. Accordingly, we could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the Ford consolidated or controlled group for any period during which we were included in the Ford consolidated or controlled group. In connection with an initial public offering of our common stock, if any, we may no longer be included in Ford’s consolidated group for federal tax purposes, and there is no assurance that our tax position will not be less favorable than it is at present.

In addition, by virtue of its controlling beneficial ownership and the terms of a tax-sharing agreement (the “Tax-sharing Agreement”) between us and Ford, Ford effectively controls all of our tax decisions for periods ending on or prior to the date we are no longer included in Ford’s consolidated or controlled group. Under the Tax-sharing Agreement, Ford has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to our federal and combined state returns, to file all such returns on behalf of us and to determine the amount of our liability to (or entitlement to payment from)

Ford under the Tax-sharing Agreement. This arrangement may result in conflicts of interests between us and Ford. For example, under the Tax-sharing Agreement, Ford may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Ford and detrimental to us.

We face risks related to any change in Ford’s ownership of us.

Certain of our airport concession agreements require the consent of the airport authority in connection with changes in ownership of us. In connection with an initial public offering of our common stock, if any, we will seek those consents except where not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations.

Certain intercompany agreements and arrangements exist between Ford and us. If Ford changes its ownership in us, we cannot assure you that the products, services and other benefits Ford provides to or purchases from us under such agreements will continue to be provided or purchased, and if not, whether, or on what terms, such products, services or other benefits provided to us could be replicated and sales thereof to Ford replaced. During 2004, approximately 41% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries. See “—We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.”

We face risks related to liabilities and insurance.

Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us and for workers’ compensation claims and other employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures and maintain insurance with unaffiliated carriers in excess of such levels up to $185 million per occurrence, or in the case of equipment rental in Europe and international operations outside of Europe, in such amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See “Business—Risk management” and “Business—Legal proceedings.”

Environmental regulations could subject us to liability for fines or damages.

We are regulated by federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tanks to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either upgraded or replaced to meet applicable leak detection and spill, overfill and corrosion protection requirements. However, we cannot assure you that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills.

We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at our owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. We cannot assure you that compliance with existing or future environmental legislation and regulations will not require material expenditures by us or otherwise have a material adverse effect on our operations. See “Business—Governmental regulation and environmental matters.”

Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security and insurance rates, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.

We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances.

The optional liability insurance policies and products providing insurance coverage in our domestic car rental operations are conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated. Any changes in U.S. or foreign law that change our operating requirements with respect to insurance could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue. For instance, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering such coverage without substantial changes in our offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have suspended sales of certain insurance products there; we are currently exploring ways to resume offering those products. See “Business––Risk management” for further discussion regarding how changes in the regulation of insurance intermediaries may affect us internationally.

Laws in many countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. In addition, the centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time. Other changes in the regulation of customer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Thus, changes in the worldwide legal and regulatory environment in the areas of customer privacy, data security and cross-border data flows could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities.

Further, the substantive regulation of the rates we charge car renters, either through direct price regulation or a requirement that we disregard a customer’s source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses. We set rates based on a variety of factors including the sources of rental reservations geographically and by the means through which the reservations were made, all of which are in response to various market factors and costs. The European

Commission is currently considering a directive that could eventually require us to disregard the country of residence of European Union residents for rate purposes, and bills have been introduced into the New York State legislature that similarly would prevent us from charging higher rates to renters residing in certain boroughs of New York City. The adoption of any of these measures could have a material adverse impact on our revenues and results of operations.

Management’s discussion and analysis of
financial condition and results of operations

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risks related to our business.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with “Risks related to our business,” and our Unaudited Condensed Consolidated and Audited Consolidated Financial Statements and related notes.

Restatement of consolidated statements of operations

We have restated our previously issued consolidated statements of operations for the years ended December 31, 2003 and 2002 and the quarter ended March 31, 2004, and we will be restating our quarterly statements of operations for quarters ended June 30, 2004 and September 30, 2004 (the “Restatement”). The Restatement was reported in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Restatement will also be reported in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The restated amounts for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and for all quarters of 2003 are presented in note 13 to the notes to our Audited Consolidated Financial Statements. The Restatement also affects periods prior to 2002. The Restatement corrected certain of our historical accounting policies to conform with generally accepted accounting principles (“GAAP”).

Before the Restatement, our consolidated statements of operations reflected historical accounting policies, under which (1) amounts charged by us to our car rental customers to reimburse us for certain operating expenses (principally concession fees incurred for the privilege of operating at airports and certain other locations and vehicle licensing fees) were netted against related operating expenses, (2) amounts charged by us to our car rental and equipment rental customers for fueling of vehicles and equipment were netted against related operating expenses, (3) costs incurred in connection with the sale of consumables and dealer inventory from our equipment rental business were netted against revenues and (4) other immaterial items of revenues and expenses were presented on a net basis.

We have determined that the historical accounting policies described above were not in accordance with the Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” and EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for Out-of-Pocket Expenses Incurred.” EITF No. 99-19 and No. 01-14 employ multi-factor tests to determine whether amounts charged to customers in respect of certain expenses incurred should be included in revenues or netted against such expenses. Accordingly, we restated our previously issued consolidated statements of operations to reclassify revenues and expenses in accordance with GAAP, with particular regard to the requirements of EITF No. 99-19 and No. 01-14.

In view of this error in the application of GAAP, we determined that, as of December 31, 2004, a material weakness existed in our internal control over financial reporting with respect to the selection and application of GAAP to our financial statements. We considered the impact of the material weakness as of December 31, 2004 and March 31, 2005, and determined that the magnitude of any actual or potential misstatement in our financial statements was limited to an increase by identical amounts in revenue and expense in the relevant statements of operations, with no changes to income before income taxes or net income (loss) and no effect on consolidated balance sheets or consolidated statements of cash flows. Since December 31, 2004, we have taken a series of steps designed to improve the control processes regarding the selection and application of GAAP and preparation and review of the consolidated financial statements. Specifically, key personnel involved in our financial reporting processes have enhanced the process through which authoritative guidance will be monitored on a regular basis. On-going reviews of authoritative guidance will be conducted in order to ensure that new guidance is being complied with in the preparation of the financial statements, related disclosures and periodic filings with the Securities and Exchange Commission (the “SEC”). Additionally, when we became aware of the misapplication of EITF No. 99-19 and No. 01-14, our management reviewed all applicable authoritative guidance issued since 1999 in relation to all consolidated financial statements which had been filed with the SEC. Our management believes that the corrective actions which have been implemented address the identified deficiencies in our disclosure controls and procedures. Our management will continue to apply these process improvements to our disclosure controls and procedures.

As a result of the Restatement, total revenues and total expenses in the previously issued consolidated statements of operations have each been increased by $725.8 million and $670.3 million for the years ended December 31, 2003 and 2002, respectively and by $178.3 million for the quarter ended March 31, 2004. Because previously reported revenues and expenses for each of the affected periods were increased by equal amounts, the Restatement has not resulted in a change in our previously reported income (loss) before income taxes and minority interest, income (loss) before cumulative effect of change in accounting principle or net income (loss), nor has it changed our liquidity or financial condition. The Restatement had no effect on our consolidated balance sheets or consolidated statements of cash flows.

A summary of the effects of the Restatement on the previously issued consolidated statements of operations is as follows (in thousands of dollars):

	Quarter Ended March 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	As Previously		As Previously	As	As Previously	As
	Reported	As Restated	Reported	Restated	Reported	Restated
Revenues:
Car rental	$1,053,242	$1,198,213	$4,239,244	$4,819,255	$4,005,620	$4,537,607
Equipment rental	209,956	240,268	904,582	1,037,754	892,646	1,018,759
Other	14,750	17,763	64,103	76,661	69,873	82,076

Total revenues	1,277,948	1,456,244	5,207,929	5,933,670	4,968,139	5,638,442

Expenses:
Direct operating	688,436	865,145	2,596,727	3,316,101	2,428,820	3,093,024
Depreciation of revenue earning equipment	359,958	359,958	1,523,391	1,523,391	1,499,568	1,499,568
Selling, general and administrative	146,587	148,174	495,276	501,643	456,986	463,085
Interest, net of interest income	87,963	87,963	355,043	355,043	366,371	366,371

Total expenses	1,282,944	1,461,240	4,970,437	5,696,178	4,751,745	5,422,048

Income (loss) before income taxes	(4,996)	(4,996)	237,492	237,492	216,394	216,394
Benefit (provision) for taxes on income	1,713	1,713	(78,877)	(78,877)	(72,346)	(72,346)

Income (loss) before cumulative effect of change in accounting principle	(3,283)	(3,283)	158,615	158,615	144,048	144,048
Cumulative effect of change in accounting principle	—	—	—	—	(294,000)	(294,000)

Net income (loss)	$(3,283)	$(3,283)	$158,615	$158,615	$(149,952)	$(149,952)

All prior period amounts included herein affected by the Restatement are presented on a restated basis.

Overview

We are engaged principally in the business of renting cars and renting equipment.

Our revenues principally are derived from rental and related charges and consist of:

•	Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

•	Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers); and

•	Other revenues (fees and certain cost reimbursements from our licensees and revenues from our claim management services).

Our equipment rental business also derives revenues from the sale of new equipment and consumables.

Our expenses consist of:

•	Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservations costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of the revenue earning equipment, such as damage, maintenance and fuel costs);

•	Depreciation expense relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and equipment;

•	Selling, general and administrative expenses (including advertising); and

•	Interest expense relating primarily to the funding of the acquisition of revenue earning equipment.

The car and equipment rental industries are significantly influenced by general economic conditions. The car rental industry is also significantly influenced by developments in the travel industry, and, particularly in, airline passenger traffic. Our profitability is primarily a function of the volume and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price of cars and equipment or interest rates can also have a significant effect on our profitability depending on our ability to adjust pricing for these changes. We expect increases in car costs and modest increases in equipment costs in the near term. We expect a significant increase in car costs for the 2006 model year, which will adversely affect our results of operations beginning in the fourth quarter of 2005. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures.

Car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

In the United States, industry revenues from airport rentals have only recently returned to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks. For the year ended December 31, 2004, major U.S. car rental brands have experienced downward pressure on pricing, as measured by the time and mileage rates they charge. Also, we believe most European car rental companies’ pricing, as measured through time and mileage rates charged by rental companies, has moved downward in 2004.

We have experienced higher car rental volumes worldwide, offset by slight decreases in time and mileage rates worldwide, for the year ended December 31, 2004.

In each of the years ended December 31, 2003 and 2004, we increased the number of our staffed off-airport rental locations in the United States by approximately 200, to over 1,200 off-airport locations as of December 31, 2004. We intend to add more off-airport locations in the United States in 2005 and in subsequent years. Accordingly, we expect the percentage of our overall U.S. rental revenues and transactions represented by our off-airport operations to grow. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location’s replacement renters for their rentals. A new off-airport location, once opened, takes time to generate its full potential revenues, and as a result revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation.

From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the per-period rates charged by rental companies. For the year ended December 31, 2004, we believe industry pricing, measured in the same way, has improved in North America but has continued to decline in France and Spain, albeit at a reduced rate. HERC has also experienced higher equipment rental volumes worldwide for the year ended December 31, 2004 and the first quarter of 2005. HERC slightly contracted its North American network of equipment rental locations during the 2001 to 2003 downturn in construction activities. In 2005, we expect HERC will add 10 to 20 new locations in major markets across the United States. In this expansion, we expect HERC will incur non-fleet start-up costs of approximately $900,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $4.9 million per location.

The following discussion and analysis provides information that management believes to be relevant to understanding our consolidated financial condition and results of operations. This discussion should be read in conjunction with the financial statements and the related notes thereto contained in our Audited Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

Critical accounting policies and estimates

Our discussion and analysis of financial condition and results of operations are based upon our audited consolidated financial statements and our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in the consolidated financial statements and accompanying notes.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact future results of operations and financial condition. For additional discussion of our accounting policies, see note 1 to the notes to our Audited Consolidated Financial Statements.

Revenue earning equipment

Our principal assets are revenue earning equipment (“REE”), which represents 69% of total assets as of March 31, 2005. REE consists of vehicles utilized in car rental operations and equipment utilized in equipment rental operations. During 2004, 81% of the vehicles purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual guaranteed repurchase programs, subject to certain manufacturers’ car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under the programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When REE is acquired, we estimate the period that we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the REE. Upon disposal of the REE, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions.

Public liability and property damage

The obligation for PL/PD on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, we will record a current period adjustment to the amount of our recorded liability.

Pensions

Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. See note 6 to the notes to our Audited Consolidated Financial Statements.

Goodwill

We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Our annual review is conducted in the second quarter of each year. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. In addition, SFAS No. 142 requires that goodwill be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. We estimate the fair value of our reporting units using a discounted cash flow methodology. A significant decline in the projected cash flows used to determine fair value could result in a goodwill impairment charge. See note 2 to the notes to our Audited Consolidated Financial Statements.

Results of operations

The following table sets forth for each of the periods indicated, the percentage of operating revenues represented by certain items in our consolidated statement of operations:

	Percentage of Revenues
	Quarter Ended			Year Ended
	March 31,		December 31,
		2004		2003	2002
	2005	Restated	2004	Restated	Restated
Revenues:
Car rental	81.3%	82.3%	81.3%	81.2%	80.5%
Equipment rental	17.4	16.5	17.4	17.5	18.1
Other	1.3	1.2	1.3	1.3	1.4

	100.0	100.0	100.0	100.0	100.0

Expenses:
Direct operating	59.4	59.4	55.9	55.9	54.9
Depreciation of revenue earning equipment	22.8	24.7	21.9	25.7	26.6
Selling, general and administrative	9.6	10.2	8.9	8.4	8.2
Interest, net of interest income	6.0	6.0	5.8	6.0	6.5

	97.8	100.3	92.5	96.0	96.2

Income (loss) before income taxes and minority interest	2.2	(0.3)	7.5	4.0	3.8
(Provision) benefit for taxes on income	(0.8)	0.1	(2.0)	(1.3)	(1.3)
Minority interest	(0.1)	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	1.3%	(0.2)%	5.5%	2.7%	2.5%

Quarter ended March 31, 2005 compared with quarter ended March 31, 2004

Revenues. Total revenues for the quarter ended March 31, 2005 of $1,640.6 million increased by 12.7% from $1,456.2 million for the quarter ended March 31, 2004.

Revenues from car rental operations of $1,333.4 million for the quarter ended March 31, 2005 increased by $135.2 million, or 11.3%, from $1,198.2 million for the quarter ended March 31, 2004. The increase was primarily the result of higher car rental volumes worldwide and the effects of foreign currency translation of approximately $20.0 million, partly offset by a 1.9% decrease in time and mileage rates worldwide.

Revenues from equipment rental operations of $285.4 million for the quarter ended March 31, 2005 increased by $45.1 million, or 18.8%, from $240.3 million for the quarter ended March 31, 2004. The increase was due to improved pricing in the United States, higher worldwide rental volume and the effects of foreign currency translation of approximately $4.5 million.

Revenues from all other sources of $21.8 million for the quarter ended March 31, 2005 increased by $4.0 million, or 22.6%, from $17.8 million for the quarter ended March 31, 2004, primarily due to the increase in car rental licensee revenue and foreign currency translation.

Expenses. Total expenses of $1,605.1 million for the quarter ended March 31, 2005 increased by 9.8% from $1,461.2 million for the quarter ended March 31, 2004, and total expenses as a percentage of revenues decreased to 97.8% for the quarter ended March 31, 2005 compared with 100.3% for the quarter ended March 31, 2004.

Direct operating expenses of $974.2 million for the quarter ended March 31, 2005 increased by 12.6% from $865.1 million for the quarter ended March 31, 2004. The increase was primarily the result of the effects of foreign currency translation and increases in wages and benefits, facility expenses, concession fees and gasoline costs in car rental operations.

Depreciation of revenue earning equipment for car rental operations of $322.1 million for the quarter ended March 31, 2005 increased by 6.3% from $303.0 million for the quarter ended March 31, 2004. The increase was primarily due to the increase in the average number of vehicles worldwide and the effects of foreign currency translation, partly offset by lower average cost per vehicle and higher net proceeds received in excess of book value on the disposal of used vehicles worldwide. Depreciation of revenue earning equipment for equipment rental operations of $51.5 million for the quarter ended March 31, 2005 decreased by 9.6% from $57.0 million for the quarter ended March 31, 2004 due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States.

Selling, general and administrative expenses of $158.1 million for the quarter ended March 31, 2005 increased by 6.7% from $148.2 million for the quarter ended March 31, 2004. The increase was primarily due to increases in administrative and sales promotion expenses and the effects of foreign currency translation.

Interest expense, net of interest income, of $99.2 million for the quarter ended March 31, 2005 increased by 12.8% from $88.0 million for the quarter ended March 31, 2004, primarily due to increases in the weighted average debt outstanding, the weighted average interest rate and foreign currency translation.

The provision for taxes on income of $12.3 million for the quarter ended March 31, 2005 increased $14.0 million from a tax benefit of $1.7 million for the quarter ended March 31, 2004, primarily due to an increase in pre-tax income for the quarter ended March 31, 2005. The effective tax rate for the quarter ended March 31, 2005 was 34.7% as compared to 34.3% for the quarter ended March 31, 2004. See note 5 to the notes to our Unaudited Condensed Consolidated Financial Statements.

Minority interest of $2.3 million for the quarter ended March 31, 2005 represents the minority interest’s share (35%) of the net income of Navigation Solutions L.L.C. (“Navigation Solutions”) for the quarter ended March 31, 2005. See note 1 to the notes to our Unaudited Condensed Consolidated Financial Statements.

Net Income. We had net income of $20.9 million for the quarter ended March 31, 2005, representing an increase of $24.2 million from a loss of $3.3 million for the quarter ended March 31, 2004. The increase in the net income was primarily due to improved results in North America equipment rental operations, higher rental volume in our worldwide car rental business and lower fleet costs, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above.

Outlook. We expect continued strong demand in both the car and equipment rental businesses during the remainder of 2005. Full year 2005 income before income taxes and minority interest is anticipated to be similar to 2004 levels.

Year ended December 31, 2004 compared with year ended December 31, 2003

Revenues. Total revenues of $6,676.0 million for the year ended December 31, 2004 increased by 12.5% from $5,933.7 million for the year ended December 31, 2003.

Revenues from car rental operations of $5,430.8 million for the year ended December 31, 2004 increased by 12.7% from $4,819.3 million for the year ended December 31, 2003. This increase of $611.5 million was primarily the result of higher car rental volumes worldwide and the effects of foreign currency translation of approximately $143.6 million, partly offset by a 2.6% decrease in time and mileage rates worldwide. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Revenues from equipment rental operations of $1,162.0 million for the year ended December 31, 2004 increased by 12.0% from $1,037.8 million for the year ended December 31, 2003. This $124.2 million increase was principally due to improved pricing in the United States, higher equipment rental volumes worldwide and the effects of foreign currency translation of approximately $22.1 million.

Revenues from all other sources of $83.2 million for the year ended December 31, 2004 increased by 8.5% from $76.6 million for the year ended December 31, 2003, due to an increase in licensee revenues.

Expenses. Total expenses of $6,173.4 million for the year ended December 31, 2004 increased by 8.4% from $5,696.2 million for the year ended December 31, 2003, and total expenses as a percentage of revenues decreased to 92.5% for the year ended December 31, 2004 compared to 96.0% for the year ended December 31, 2003.

Direct operating expenses of $3,734.4 million for the year ended December 31, 2004 increased by 12.6% from $3,316.1 million for the year ended December 31, 2003. The increase was primarily the result of the effects of foreign currency translation, increases in wages and benefits, commissions, concession fees, facility expense, vehicle damage expense and gasoline costs in car rental operations. The increase was partly offset by favorable credit and collection and PL/PD claims experience. Current period expenses were further reduced by $7.0 million received for the year ended December 31, 2004 for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001 and a final gain of $7.5 million for the year ended December 31, 2004 from the condemnation of a car rental and support facility in Florida. (An initial gain of $8.0 million related to the condemnation was recorded for the year ended December 31, 2003.)

Depreciation of revenue earning equipment for car rental operations of $1,228.6 million for the year ended December 31, 2004 decreased by 2.4% from $1,258.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in the United States average cost per vehicle and higher net proceeds received in excess of book value on the disposal of used vehicles worldwide, partly offset by the effects of foreign currency translation, an increase in the average number of vehicles operated worldwide and a one-time refund of $7.8 million for the year ended December 31, 2003. The refund resulted from a special transitional credit for car rental companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for equipment rental operations of $234.7 million for the year ended December 31, 2004 decreased by 11.5% from $265.1 million for the year ended December 31, 2003, primarily due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States.

Selling, general and administrative expenses of $591.3 million for the year ended December 31, 2004 increased by 17.9% from $501.7 million for the year ended December 31, 2003. The increase was principally due to the effects of foreign currency translation and increases in administrative and advertising expenses. The increase in administrative expenses was attributable to increases in salaries and in incentive compensation expense relating to the improvement in earnings for the year ended December 31, 2004. The increase in advertising was due to expanded media advertising, primarily in television.

Interest expense, net of interest income, of $384.4 million for the year ended December 31, 2004 increased 8.3% from $355.0 million for the year ended December 31, 2003, primarily due to an increase in average debt outstanding and foreign currency translation, partly offset by a decrease in the weighted average interest rate and higher interest income.

The provision for taxes on income of $133.9 million for the year ended December 31, 2004 increased 69.7% from $78.9 million for the year ended December 31, 2003. The increase in the provision for taxes on income was primarily the result of an increase in pre-tax income for the year ended December 31, 2004, partly offset by net favorable tax adjustments totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The effect of the net tax adjustments caused a decrease in the effective tax rate from 35.9% to 26.6% as compared to 33.2% for the year ended December 31, 2003. See notes 1 and 9 to the notes to our Audited Consolidated Financial Statements.

On July 1, 2004, we increased our joint venture ownership interest in Navigation Solutions from 40% to 65%. Minority interest of $3.2 million for the year ended December 31, 2004 represents the minority interest’s share (35%) of Navigation Solutions’ net income for the period July 1, 2004 through December 31, 2004. See note 5 to the notes to our Audited Consolidated Financial Statements.

Income before cumulative effect of change in accounting principle. We had income before cumulative effect of change in accounting principle of $365.5 million for the year ended December 31, 2004, representing an increase of $206.9 million from $158.6 million for the year ended December 31, 2003. The increase reflects higher rental volume in our worldwide car and equipment rental businesses, lower fleet costs, higher proceeds received in excess of book value on the disposal of used vehicles and equipment and net favorable tax adjustments, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above.

Year ended December 31, 2003 compared with year ended December 31, 2002

Revenues. Total revenues of $5,933.7 million for the year ended December 31, 2003 increased by 5.2% from $5,638.4 million for the year ended December 31, 2002.

Revenues from car rental operations of $4,819.3 million for the year ended December 31, 2003 increased by 6.2% from $4,537.6 million for the year ended December 31, 2002. This increase of $281.7 million was primarily the result of the effects of foreign currency translation of approximately $197.7 million and higher rental volume worldwide, partly offset by a 1.5% decrease in time and mileage rates. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Revenues from equipment rental operations of $1,037.8 million for the year ended December 31, 2003 increased by 1.9% from $1,018.7 million for the year ended December 31, 2002. This $19.1 million increase was principally due to the effects of foreign currency translation, mostly offset by a decrease in rental volume in the United States which was the result of depressed capital spending for new non-residential construction and its impact on the equipment rental industry.

Revenues from all other sources of $76.6 million for the year ended December 31, 2003 decreased by 6.6% from $82.1 million for the year ended December 31, 2002, due to a decrease in license and management fees earned from Axus International, Inc. (“Axus”). Axus was a wholly owned vehicle leasing subsidiary of Ford Motor Credit Company, (“Ford Credit”) to which we had licensed the Hertz name and provided management services prior to the completion of the sale of Axus by Ford Credit and termination of the Hertz license in the quarter ended March 31, 2003.

Expenses. Total expenses of $5,696.2 million for the year ended December 31, 2003 increased by 5.1% from $5,422.0 million for the year ended December 31, 2002, and total expenses as a percentage of revenues remained relatively constant at 96.0% for the year ended December 31, 2003 compared to 96.2% for the year ended December 31, 2002.

Direct operating expenses of $3,316.1 million for the year ended December 31, 2003 increased by 7.2% from $3,093.0 million for the year ended December 31, 2002. The increase was primarily the result of the effects of foreign currency translation, increases in wages and benefits, self insurance, concession fees, facility expense and gasoline costs in car rental operations, partly offset by an initial gain of $8.0 million from the condemnation of a car rental and support facility in Florida.

Depreciation of revenue earning equipment for car rental operations of $1,258.3 million for the year ended December 31, 2003 increased by 2.4% from $1,228.5 million for the year ended December 31, 2002. The increase was due to the effects of foreign currency translation. This increase was partly offset by a one-time refund of $7.8 million which resulted from a special transitional credit for rental car companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for equipment rental operations of $265.1 million for the year ended December 31, 2003 decreased by 2.2% from $271.0 million for the year ended December 31, 2002 due to a decrease in the size of the equipment rental fleet partly offset by lower net proceeds received in excess of book value on the disposal of equipment in the United States.

Selling, general and administrative expenses of $501.7 million for the year ended December 31, 2003 increased by 8.3% from $463.1 million for the year ended December 31, 2002. The increase was principally due to the effects of foreign currency translation and increases in administrative and sales promotion expenses. Administrative expenses for the year ended December 31, 2003 included $6.0 million of stock-based employee compensation expense which resulted from the adoption of the fair value recognition provisions of SFAS No. 123, effective January 1, 2003. See notes 1 and 7 to the notes to our Audited Consolidated Financial Statements.

Interest expense, net of interest income, of $355.0 million for the year ended December 31, 2003 decreased 3.1% from $366.4 million for the year ended December 31, 2002, primarily due to a decrease in the weighted-average interest rate and an increase in interest income for the year ended December 31, 2003, partly offset by higher average debt levels.

The tax provision of $78.9 million for the year ended December 31, 2003 increased 9.0% from $72.4 million for the year ended December 31, 2002. The effective tax rate for the year ended December 31, 2003 was 33.2% as compared to 33.4% for the year ended December 31, 2002. The increase in the tax provision was primarily the result of higher income before income taxes for the year ended December 31, 2003. See notes 1 and 9 to the notes to our Audited Consolidated Financial Statements.

Income before cumulative effect of change in accounting principle. We had income before cumulative effect of change in accounting principle of $158.6 million for the year ended December 31, 2003, representing an increase of $14.6 million from $144.0 million for the year ended December 31, 2002. The increase reflects improved car rental volume worldwide partly offset by lower pricing in our U.S. car rental business and the impact of the Iraqi conflict and SARS had on the travel industry for the year ended December 31, 2003 as well as the net effect of other contributing factors noted above.

Cumulative effect of change in accounting principle. We recorded a non-cash charge of $294.0 million to adjust goodwill upon the adoption of SFAS No. 142, effective January 1, 2002. The charge related to the equipment rental segment. The goodwill write-off was the result of a reduction in projected cash flows used to determine fair value due to the unfavorable economic conditions as of the date of adoption, which reduced demand for equipment in North America. See notes 1 and 2 to the notes to our Audited Consolidated Financial Statements.

Liquidity and capital resources

As of March 31, 2005, we had cash and equivalents of $695.2 million, an increase of $14.3 million from December 31, 2004. As of March 31, 2005, cash and equivalents includes $4.1 million of restricted cash to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under our Asset Backed Securitization (“ABS”) program. As of December 31, 2004, we had cash and cash equivalents of $680.9 million, an increase of $70.9 million from December 31, 2003, which includes

$2.9 million of restricted cash to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under the ABS program. As of December 31, 2003, we had cash and equivalents of $610.0 million, an increase of $8.7 million from December 31, 2002. In addition, we have made short-term investments with a related party investment fund that pools and invests excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $261.7 million as of March 31, 2005, $557.0 million as of December 31, 2004 and $500.1 million as of December 31, 2003. These funds are held until they are required for operating purposes or used to reduce indebtedness.

Our domestic and foreign operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States, Europe, Australia, New Zealand, Canada and Brazil. Net cash provided by operating activities during the quarter ended March 31, 2005 was $910.6 million, a decrease of $92.4 million from the quarter ended March 31, 2004, primarily due to timing differences in the receipts and payments of receivables, amounts due from affiliates and accounts payable. Net cash provided by operating activities was $2,251.4 million for the year ended December 31, 2004, an increase of $352.1 million from the year ended December 31, 2003, primarily due to the increase in net income. Net cash provided by operating activities was $1,899.3 million for the year ended December 31, 2003, an increase of $21.8 million from the year ended December 31, 2002, primarily due to an increase in net income. Revenue earning equipment expenditures and proceeds from the disposal of such equipment have been reclassified from operating activities to investing activities for all periods presented in our consolidated statement of cash flows.

Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment. Net cash used in investing activities during the quarter ended March 31, 2005 was $1,069.8 million, an increase of $113.7 million from the quarter ended March 31, 2004. Net cash used in investing activities was $2,843.0 million for the year ended December 31, 2004, an increase of $612.4 million from the year ended December 31, 2003. Net cash used in investing activities was $2,230.6 million for the year ended December 31, 2003, an increase of $167.1 million from the year ended December 31, 2002. The increase for all periods is primarily due to an increase in net expenditures for revenue earning equipment. For the quarter ended March 31, 2005, our expenditures for revenue earning equipment were $3,600.2 million, partially offset by proceeds from the disposal of such equipment of $2,307.4 million. For the year ended December 31, 2004, our expenditures for revenue earning equipment were $11,310.0 million, partially offset by proceeds from the disposal of such equipment of $8,740.9 million. For the year ended December 31, 2003, our expenditures for revenue earning equipment were $9,436.6 million, partially offset by proceeds from the disposal of such equipment of $7,874.4 million. These assets are purchased by us in accordance with the terms of programs negotiated with car and equipment manufacturers.

For the quarter ended March 31, 2005, our capital expenditures for property and non-revenue earning equipment were $81.3 million. For the year ended December 31, 2004, our capital expenditures for property and non-revenue earning equipment were $286.4 million. For the year ended December 31, 2003, our capital expenditures for property and non-revenue earning equipment were $226.7 million. For the year ending December 31, 2005, we anticipate a slightly increased level of net expenditures for revenue earning equipment and property and equipment.

Car rental and equipment rental operations are seasonal businesses with decreased levels of business in the winter months and heightened activity during the spring and summer. This is particularly true of our on airport car rental operations and equipment rental operations. To accommodate this increased demand, we maintain a larger fleet by holding vehicles and equipment and purchasing additional fleet which increases our financing requirements in the second and third quarter. These seasonal financing needs are funded by increasing the utilization of our commercial paper programs and our bank credit facilities. As business demand moderates during the winter, we reduce our fleet accordingly and dispose of vehicles and equipment. The disposal proceeds are used to reduce short-term debt.

Financing

To finance our domestic operations, we maintain active unsecured and asset backed commercial paper programs. We are also active in the domestic unsecured medium-term and long-term debt markets and the domestic asset backed medium-term debt market, and maintain credit facilities described under “––Credit facilities” below.

During 2002, we established the ABS program for our domestic car rental fleet to reduce our borrowing costs and enhance our financing resources. All debt issued under the ABS program is collateralized by the assets of the special purpose financing entities, consisting of revenue earning vehicles used by us in our car rental business, restricted cash and certain receivables related to the revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium-term notes. These notes are issued by wholly owned and consolidated special purpose financing entities and are included in “Debt” in our consolidated balance sheet. As of March 31, 2005, $629.8 million of asset backed commercial paper and $600.0 million of asset backed medium-term notes were outstanding. As of December 31, 2004, $297.6 million of asset backed commercial paper and $600.0 million of asset backed medium-term notes were outstanding.

The asset backed commercial paper notes have ratings of A-1 by S&P, Prime-1 by Moody’s Investors Service, Inc. (“Moody’s”) and F1 by Fitch Ratings (“Fitch”). Under certain conditions, the commercial paper notes may be repaid by draws under a related bank liquidity facility ($814.0 million), which expires in June 2005 or a related letter of credit issued under a letter of credit facility ($215.0 million), which expires in June 2007. We expect to renew these facilities prior to their expiration.

On September 30, 2003, we issued $500.0 million of 4.7% Senior Promissory Notes, (the “4.7% Notes”) due on October 2, 2006. On June 3, 2004, we issued $600.0 million of 6.35% Senior Promissory Notes, (the “6.35% Notes”) due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming the 4.7% Notes and the 6.35% Notes to floating rate obligations with effective interest rates as of March 31, 2005 of 4.69% and 4.84%, respectively. See note 7 to the notes to our Unaudited Condensed Consolidated Financial Statements and note 3 to the notes to our Audited Consolidated Financial Statements.

On March 31, 2004, we issued $600.0 million of asset backed medium-term notes (the “Medium-Term Notes”) under the ABS program. Of the $600.0 million of the Medium-Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (2.9% as of March 31, 2005) and matures in 2007. Payments of principal and interest relating to the Medium-Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. The Medium-Term Notes have ratings of AAA by S&P, Aaa by Moody’s and AAA by Fitch.

On July 2, 2004, we established a Euro Medium-Term Program under which we and/or Hertz Finance Centre plc (“HFC”) a wholly owned subsidiary of ours, can issue up to Euro 650.0 million in medium-term notes (the “Euro Notes”). On July 16, 2004, HFC issued Euro 200.0 million of Euro Notes under this program. These Euro Notes are fully guaranteed by us, mature in July 2007 and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As of March 31, 2005, the interest rate on the Euro Notes was 3.24%.

On August 5, 2004, we issued $500.0 million of promissory notes consisting of $250.0 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250.0 million 6.90% senior fixed rate notes due on August 15, 2014. As of March 31, 2005, the interest rate on the $250.0 million floating rate notes was 3.97%.

As the need arises, it is our intention to issue unsecured senior, senior subordinated, junior subordinated or asset backed securities on terms to be determined at the time the securities are offered for sale. The total amount of unsecured medium-term and long-term debt outstanding as of March 31, 2005 and December 31, 2004 was $6.0 billion, having fixed and floating rates ranging from 3.97% to 9.28% as of March 31, 2005, and having maturities ranging from 2005 to 2028. From time to time, we file with the SEC shelf registration statements to allow for the issuance of such unsecured senior, senior subordinated and junior subordinated debt securities on terms to be determined at the time such securities are offered for sale. As of March 31, 2005, we had $1.9 billion available for issuance under effective registration statements, so long as the SEC’s conditions for issuance are satisfied. Among those conditions is one that, at the time of issuance, the securities being issued are placed in a generic rating category signifying investment grade by at least one nationally recognized statistical rating organization (such as S&P, Moody’s, Fitch and Dominion Bond Rating Service (“DBRS”)). See “—Debt ratings.”

Borrowing for our international operations also consists of loans obtained from local and international banks and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. We guarantee only the commercial paper borrowings of our subsidiaries in Ireland, Canada, the Netherlands and Belgium, and we guarantee commercial paper and short-term bank loans of our subsidiary in Australia. All borrowings by international operations are either in the international operation’s local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. As of March 31, 2005, total debt for the foreign operations was $1,543.0 million, of which $1,278.1 million was short-term (original maturity of less than one year) and $264.9 million was long-term. As of March 31, 2005, the total amounts outstanding under the commercial paper programs in Canada, Ireland, the Netherlands and Belgium were $333.0 million, $193.9 million, $51.6 million and $14.3 million, respectively. As of December 31, 2004, total debt for the foreign operations was $1,733.7 million, of which $1,455.3 million was short-term and $278.4 million was long-term. As of December 31, 2004, the total amounts outstanding under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $384.5 million, $320.9 million, $54.3 million and $28.0 million, respectively.

On June 10, 2005, we declared and paid a dividend of $1,185.0 million on our common stock to Ford Holdings LLC in the form of a subordinated promissory note (the “Intercompany Note”). The Intercompany Note matures on June 10, 2010 but may be prepaid in whole at any time or in part from time to time. Interest on the Intercompany Note will be payable in cash quarterly or on or before the maturity date of the Intercompany Note, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points.

On April 20, 2005, Ford first announced that it was evaluating its long-term strategic options for its investment in us. Since the announcement by Ford, our ability to sell unsecured commercial paper has been adversely affected. Our ability to sell unsecured commercial paper may have been impacted by the announcement by Ford or by the recent developments, described under “—Debt ratings” below, regarding Ford’s and our debt ratings.

Credit facilities

As of March 31, 2005, we had committed credit facilities totaling $2.8 billion.

A portion of our committed credit facilities are represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 22 participating banks which as of March 31, 2005 totaled $1.3 billion in commitments. In addition to direct borrowings by us, the multi-year and 364-day global facilities allow certain of our subsidiaries to borrow on the basis of a guarantee by us.

•	The multi-year facilities were renegotiated effective July 1, 2004 and as of March 31, 2005 totaled $998.5 million in commitments with expirations as follows: $46.0 million on June 30, 2005, $35.0 million on June 30, 2006, $108.0 million on June 30, 2007, $102.0 million on June 30, 2008 and $707.5 million on June 30, 2009. The multi-year facilities that expire in 2009 have an evergreen feature, which provides for the automatic extension of the expiration date one year forward unless the bank provides timely notice.

•	Effective June 17, 2004, the 364-day global committed credit facilities, which totaled $94.0 million as of March 31, 2005, were renegotiated and currently expire on June 16, 2005. It is currently our intention to renew these 364-day facilities in the ordinary course of business. Under the terms of the 364-day facilities, we are permitted to convert any amount outstanding prior to expiration into a two-year loan.

•	The other committed facilities totaled $192.6 million as of March 31, 2005 and expire at various times during 2005 and 2006.

Some of our committed credit facilities are represented by facilities that support our ABS program, which as of March 31, 2005 totaled $1.0 billion:

•	Effective September 18, 2002, as part of the ABS program, we transferred a portion of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, we have waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of March 31, 2005, $814.0 million was committed under this facility which expires in June 2005. It is currently our intention to renew this bank facility in the ordinary course of business.

•	In addition to the transfer of the 364-day commitments, we raised committed credit support through an ABS letter of credit from banks that participate in our multi-year global committed credit facilities, which totaled $215.0 million as of March 31, 2005 and expires in June 2007. In exchange for this credit support, we agreed to reduce the banks’ multi-year facility commitment by one half of the amount of their ABS letter of credit participation.

In addition to these committed credit facilities, in February 1997, Ford extended to us a line of credit of $500.0 million, which currently expires June 30, 2006. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates, however, at any time Ford ceases to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our capital stock outstanding and all loans and accrued interest under this facility would become immediately due and payable. Our obligations under this agreement would rank pari passu with our senior debt securities. A quarterly commitment fee of 0.2% is payable to Ford on the average daily unused available credit. On May 2, 2005, we borrowed

$250.0 million under this line of credit, which we repaid on May 31, 2005 with borrowings under the Interim Credit Facility.

On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion The Interim Credit Facility provides a delayed draw term facility of up to $1,650.0 million and a revolving credit facility of up to $800.0 million available to The Hertz Corporation and a delayed draw term facility of up to $350.0 million and a revolving credit facility of up to $200.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by The Hertz Corporation, with unutilized capacity under the Canadian tranches available to be borrowed by The Hertz Corporation. Amounts under the term facilities are available to be borrowed from the date of entry into the Interim Credit Facility to July 26, 2005. Amounts under the revolving facilities are available to be borrowed throughout the term of the Interim Credit Facility. The Interim Credit Facility matures on November 23, 2005. We may elect a combination of per annum interest rates on the Interim Credit Facility including the federal funds rate plus 0.50%, JPMorgan Chase Bank, N.A.’s prime rate, LIBOR and, for loans made to Hertz Canada Limited, a Canadian base rate or Canadian prime rate, plus, in each case, a margin based on our then-current S&P and Moody’s debt ratings. We are also required to pay to the lenders a quarterly facility fee equal to a rate per annum of 0.175% of the total amount of the Interim Credit Facility (such rate based upon our current S&P and Moody’s debt ratings). As of June 6, 2005, we had outstanding borrowings of approximately $1.0 billion and C$175.0 million under the Interim Credit Facility.

We are required to prepay loans and permanently reduce commitments under the Interim Credit Facility under certain limited circumstances, including certain issuances of securities, certain sales of assets, when Ford controls less than 25% of us or any other person or group has equal or greater control of us than Ford, and in the event that on July 20, 2005 the credit exposure of any of the Lead Arrangers has not been reduced through syndication to $600.0 million or less (which could effectively reduce the total committed availability of the Interim Credit Facility to $1.8 billion as of such date). The Interim Credit Facility has terms, including restrictive covenants, substantially similar to the terms of our other current committed credit facilities. In addition, the Interim Credit Facility contains restrictions on the payment of any indebtedness to, or investments other than in the ordinary course of business in, Ford, other than as noted above, and our ability to pay future dividends, other than the dividend to Ford of the Intercompany Notes or additional stock, payments pursuant to certain stock option plans or other benefit plans, or any dividend in connection with certain offerings of securities. We intend to use the amounts borrowed under the Interim Credit Facility to refinance existing, short-term indebtedness and for general corporate purposes.

We maintain a Sales Agency Agreement with Ford Financial Services, Inc. (“FFS”) a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as a dealer for our domestic commercial paper programs. We pay fees to FFS, which range from 0.03% to 0.05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolios. For the quarter ended March 31, 2005 we paid fees to FFS of $31,628. For the year ended December 31, 2004, we paid FFS $89,148 of such fees. FFS is under no obligation to purchase any of the notes for its own account. Through our subsidiary Hertz Australia Pty. Limited, we also have a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford.

Contractual obligations

As of December 31, 2004, our contractual cash obligations were as follows:

		Payments Due by Period
		Less than 1			More than
	Total	Year	1-3 Years	3-5 Years	5 Years
Contractual Obligations	(Dollars in millions)
Debt(1)	$8,435.8	$3,054.3	$1,795.7	$1,185.6	$2,400.2
Operating leases and concession agreements(2)	1,270.2	259.7	389.0	198.2	423.3
Purchase obligations(3)
Ford and subsidiaries	2,757.2	2,757.2	—	—	—
All others	3,704.1	3,668.3	35.8	—	—

Total purchase obligations	6,461.3	6,425.5	35.8	—	—

Total	$16,167.3	$9,739.5	$2,220.5	$1,383.8	$2,823.5

(1)	Amounts represent debt obligations included in “Debt” in our consolidated balance sheet and include $2,444.1 million of commercial paper and other short-term borrowings, excluding obligations for interest and estimated payments under interest rate swap agreements. See note 3 to the notes to our Audited Consolidated Financial Statements.

(2)	Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See note 10 to the notes to our Audited Consolidated Financial Statements.

(3)	Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2004, $6,288.9 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as “agreements to purchase services” for these purposes.

We are not aware of any material changes outside the ordinary course of our business in the contractual obligations set forth on the table above as of March 31, 2005.

Debt ratings

Our short and long-term debt is rated by four of the nationally-recognized statistical rating organizations: Fitch; Moody’s; S&P; and DBRS. Debt ratings reflect an assessment by the rating agencies of the credit risk associated with particular securities issued by us. Lower ratings generally result in higher borrowing costs and reduced access to capital markets. Long- and short-term debt ratings of BBB- and F3 or higher by Fitch, Baa3 and Prime-3 or higher by Moody’s, BBB- and A3 or higher by S&P, and BBB and R-2 or higher by DBRS are considered “investment grade.” However, debt ratings are not recommendations to buy, sell, or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria in evaluating the risk associated to a company, and therefore ratings should be evaluated independently for each rating agency.

In the months of April and May 2005, our debt ratings or outlook were downgraded by all four rating agencies, generally in conjunction with downgrades of Ford and Ford Credit. Our current ratings are as follows:

Debt Ratings
	Long-Term	Short-Term	Outlook/Trend
Moody’s	Baa3	Prime-3	Developing outlook
S&P	BBB-	A3	CreditWatch – developing
Fitch	BBB	F2	Rating watch – evolving
DBRS	BBB (high)	R-2 (high)(1)	Negative trend; review – developing

(1)	Relates to commercial paper of Hertz Canada Limited, one of our wholly owned subsidiaries.

Other factors

Foreign currency. Our decision to withdraw earnings or investments from foreign countries is, in some cases, influenced by exchange controls and the utilization of foreign tax credits, and may also be affected by fluctuations in exchange rates for foreign currencies and by revaluation of such currencies in relation to the U.S. dollar by the governments involved. Foreign operations have been financed to a substantial extent through loans from local lending sources in the currency of the countries in which such operations are conducted. Car rental operations in foreign countries are, from time to time, subject to governmental regulations imposing varying degrees of currency restrictions. Currency restrictions and other regulations historically have not had a material impact on our operations as a whole.

Ford ownership. By virtue of its 100% ownership interest in us, Ford has the right to make any changes that it deems appropriate in our assets, corporate structure, capitalization, operations, properties and policies (including dividend policies). On April 20, 2005, Ford announced that it will consider options regarding its future ownership of us.

Capital expenditures

The table below shows revenue earning equipment and property and equipment capital expenditures and related disposal proceeds received by quarter for 2005, 2004 and 2003.

	Revenue Earning Equipment		Property and Equipment
	Capital	Disposal	Capital	Disposal	Net Capital
	Expenditures	Proceeds	Expenditures	Proceeds	Expenditures
	(Dollars in millions)
2005
First Quarter	$3,600.2	$(2,307.4)	$81.3	$(9.0)	$1,365.1

2004
First Quarter	$2,916.1	$(1,860.7)	$61.2	$(11.7)	$1,104.9
Second Quarter	3,804.1	(1,921.2)	82.8	(20.9)	1,944.8
Third Quarter	2,179.0	(2,321.8)	74.6	(19.4)	(87.6)
Fourth Quarter	2,410.9	(2,637.2)	67.8	(7.3)	(165.8)

Total Year	$11,310.1	$(8,740.9)	$286.4	$(59.3)	$2,796.3

2003
First Quarter	$2,951.4	$(2,557.3)	$51.3	$(9.0)	$436.4
Second Quarter	2,338.3	(1,153.7)	56.6	(23.6)	1,217.6
Third Quarter	1,611.5	(1,656.2)	54.4	(13.1)	(3.4)
Fourth Quarter	2,535.4	(2,507.2)	64.4	(8.9)	83.7

Total Year	$9,436.6	$(7,874.4)	$226.7	$(54.6)	$1,734.3

For the year ending December 31, 2005, we anticipate a level of net expenditures for revenue earning equipment and property and equipment slightly higher than our net expenditures in 2004. These anticipated capital expenditures reflect expected increases in the prices of 2006 model year vehicles to be acquired beginning in the fourth quarter of 2005, together with capital expenditures relating to the planned expansion of off-airport and HERC locations.

Off-balance sheet commitments

As of March 31, 2005, December 31, 2004 and December 31, 2003, the following guarantees were issued and outstanding:

Indemnifications

In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims against any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following.

Environmental. We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such costs or damages for which we may be held responsible could be substantial. The probable losses that we expect to incur in connection with many of these sites have been accrued, and those losses are reflected in our consolidated financial statements. As of March 31, 2005, December 31, 2004 and December 31, 2003, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in “Accrued liabilities” were $5.4 million, $5.4 million and $5.9 million, respectively. The accrual represents the estimated cost to study potential environmental issues at sites deemed investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site.

For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation). As a result, we are unable to estimate a maximum amount for costs or other damages for which we are potentially responsible in connection with these indemnifications, which are generally uncapped.

Tax. We provide various tax-related indemnifications as part of the transactions giving rise to the indemnification obligations. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to a number of tax indemnifications, and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Risk management

For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see “Business—Risk management.”

Market risks

We are exposed to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures see note 14 to the notes to our Audited Consolidated Financial Statements.

Interest rate risk

From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% Notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% Notes due June 15, 2010. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. See note 3 to the notes to our Audited Consolidated Financial Statements. We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on the existing debt portfolio as of December 31, 2004, net of interest income on investments, our net income would decline by approximately $15.8 million over a 12-month period.

Foreign currency risk

We manage our foreign currency risk primarily by incurring operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to currency option contracts are limited to the premium paid for the right to exercise the option and the future performance of the option’s counterparty. Premiums paid for options outstanding as of December 31, 2004, were approximately $0.7 million, and we limit counterparties to financial institutions that have strong credit ratings.

We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our foreign subsidiaries by entering into foreign currency forward contracts at the time of the loans. The forward rate is reflected in the intercompany loan rate to the foreign subsidiaries, and as a result, the forward contracts have no impact on earnings.

Inflation

The increased acquisition cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

Employee retirement benefits

Pension

We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in note 6 of the notes to our Audited Consolidated Financial Statements. Based on present assumptions, 2005 worldwide pre-tax pension expense is expected to be approximately $35.1 million, which is an increase of $4.4 million from 2004 primarily attributable to the decrease in the discount rate in the United States from 6.25% to 5.75% and in the United Kingdom from 5.50% to 5.25%, as well as the effect of foreign currency translation.

The funded status (i.e., the amount by which the present value of projected benefit obligations exceeded the market value of pension plan assets) of our U.S. qualified plan, in which most domestic employees participate, improved as of December 31, 2004, compared with December 31, 2003. The primary factors that contributed to the improvement in the funded status was a discretionary contribution by us of $48.0 million and an increase in the actual return on plan assets, partly offset by a decrease in the discount rate.

Included in our “stockholder’s equity” was a $15.1 million adjustment, net of tax, for worldwide minimum pension liability as of December 31, 2004. The increase of $4.0 million in the pension adjustment from the prior year is primarily attributable to unfunded plans in the United States and Germany and decreases in the discount rates as of December 31, 2004 used to calculate the present value of benefit obligations, in each case compared with the prior year.

We review our pension assumptions regularly and from time to time make contributions beyond those legally required. For example, discretionary contributions of $48.0 million and $54.0 million were made to the U.S. qualified plan for the years ended December 31, 2004 and 2003, respectively. After giving effect to these contributions, based on current interest rates and on our return assumptions and assuming no additional contributions, we do not expect to be required to pay any variable-rate premiums to the Pension Benefit Guaranty Corporation before 2010.

Other postretirement benefits

We provide limited postretirement health care and life insurance for employees of our domestic operations with hire dates prior to January 1, 1990. There are no plan assets associated with this plan. We provide for these postretirement costs through monthly accruals. The net periodic postretirement benefit cost for the year ended December 31, 2004 was $1.6 million and the accumulated benefit obligation as of December 31, 2004 was $17.3 million compared to postretirement benefit cost of $1.3 million and an accumulated benefit obligation of $14.1 million as of December 31, 2003. The increase in cost and the accumulated benefit obligation was primarily attributable to the decrease in the discount rate from 6.25% as of December 31, 2003 to 5.75% as of December 31, 2004 and higher than expected medical cost increases.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a Variable Interest Entity (“VIE”), as defined in FIN 46, to be consolidated by a company if that company is the primary beneficiary. The primary beneficiary is the entity subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns, or both. FIN 46 also requires disclosures about VIEs that a company is not required to consolidate but in which it has a significant variable interest. We adopted FIN 46 as of July 1, 2003 and the Revised Interpretation, FIN 46-R, as of December 15, 2003. The adoption of FIN 46 and FIN 46-R did not affect our financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132, as revised, improves financial statement disclosures for defined benefit plans. The change replaces existing SFAS No. 132 disclosure requirements for pensions and other postretirement benefits and revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 132, as revised, retains the disclosure requirements contained in the original SFAS No. 132, but requires additional disclosures about the plan assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, as revised, was effective for annual and interim periods with fiscal years ending after December 15, 2003. See note 6 to the notes to our Audited Consolidated Financial Statements.

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123R”) “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of SFAS No. 123R are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) regarding the SEC staff’s interpretation of SFAS No. 123R. SAB No. 107 provides the SEC staff’s views regarding interactions between SFAS No. 123R and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. As we are currently accounting for employee stock-based compensation awards in accordance with SFAS No. 123, adoption of SFAS No. 123R is not expected to have a significant effect on our financial position, results of operations or cash flows.